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                                                                    EXHIBIT 10.1











                         CREDIT AND GUARANTEE AGREEMENT,

                            DATED AS OF MAY 6, 1998,

                                  BY AND AMONG

                           SIMMONS MEDIA GROUP, INC.,

                     THE SUBSIDIARY GUARANTORS PARTY HERETO,

                            THE LENDERS PARTY HERETO,

                     NATIONSBANK, N.A., AS SYNDICATION AGENT

                                       AND

                  THE BANK OF NEW YORK, AS ADMINISTRATIVE AGENT

                           BNY CAPITAL MARKETS, INC.,

                                   AS ARRANGER


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                                TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS AND RULES OF INTERPRETATION .....................1
    1.1. Definitions....................................................1
    1.2. Accounting Terms .............................................21
    1.3. Rules of Interpretation ......................................22

ARTICLE 2. AMOUNT AND TERMS OF LOANS ..................................22
    2.1. Loans ........................................................22
    2.2. Procedure for Borrowing ......................................23
    2.3. Termination, Reduction or Increases of
         Commitments ..................................................24
    2.4. Prepayments of the Loans .....................................26
    2.5  Payments; Pro Rata Treatment and Sharing of
         Set-offs......................................................27

ARTICLE 3. INTEREST, FEES, YIELD PROTECTIONS, ETC .....................29
    3.1. Interest Rate and Payment Dates ..............................29
    3.2. Fees..........................................................30
    3.3. Conversions ..................................................31
    3.4. Concerning Interest Periods ..................................31
    3.5. Funding Loss .................................................32
    3.6. Increased Costs; Illegality, etc .............................32
    3.7. Taxes ........................................................34
    3.8. Register .....................................................35

ARTICLE 4. REPRESENTATIONS AND WARRANTIES .............................35
    4.1. Organization and Power .......................................35
    4.2. Authorization; Enforceability ................................35
    4.3. Approvals; No Conflicts.......................................36
    4.4. Financial Condition; No Material Adverse Change ..............36
    4.5. Properties ...................................................36
    4.6. Litigation ...................................................37
    4.7, Environmental Matters ........................................37
    4.8. Compliance with Laws and Agreements; No Default ..............38
    4.9. Investment Companies and other Regulated
         Entities .....................................................38
    4.10. Federal Reserve Regulations .................................38
    4.11. ERISA .......................................................38
    4.12. Taxes .......................................................38
    4.13. Subsidiaries ................................................39
    4.14. Absence of Certain Restrictions .............................39
    4.15. Labor Relations .............................................39
    4.16. Insurance ...................................................39
    4.17. FCC Matters..................................................39
    4.18. Concerning the Zions Stock ..................................40
    4.19. Concerning the Terminating Bank Debt ........................40
    4.20. Year 2000 ...................................................40
    4.21. Financial Condition .........................................41
    4.22. Concerning Simmons Satellite, Inc. and its


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Subsidiaries ..........................................................41
    4.23. No Misrepresentation ........................................41

ARTICLE 5. CONDITIONS PRECEDENT TO FIRST LOANS ........................41
    5.1. Evidence of Action ...........................................41
    5.2. This Agreement ...............................................42
    5.3. Notes ........................................................42
    5.4. Opinions of Counsel to the Loan Parties ......................42
    5.5. Security Documents, Search Reports, etc ......................42
    5.6. License Subsidiary Management Agreements .....................43
    5.7. Financial Officer's Certificate ..............................43
    5.8. Federal Reserve Forms ........................................43
    5.9. Terminating Bank Debt ........................................43
    5.10. Property, Public Liability and Other
         Insurance ....................................................44
    5.11. Audited 1997 Financial Statements ...........................44
    5.12. Fees ........................................................44
    5.13. Other Documents .............................................44

ARTICLE 6. CONDITIONS PRECEDENT TO EACH LOAN ..........................44
    6.1. Compliance ...................................................45
    6.2. Borrowing Request ............................................45
    6.3. Law ..........................................................45

ARTICLE 7. AFFIRMATIVE COVENANTS ......................................45
    7.1. Financial Statements and Information .........................45
    7.2. Notice of Material Events ....................................47
    7.3. Existence; Conduct of Business ...............................47
    7.4. Payment of Obligations .......................................48
    7.5. Maintenance of Properties ....................................48
    7.6. Insurance ....................................................48
    7.7. Books and Records: Inspection Rights .........................48
    7.8. Compliance with Laws .........................................48
    7.9. Additional Subsidiaries ......................................49
    7.10. Additional Collateral .......................................49
    7.11. Concerning Simmons New Mexico ...............................49
    7.12. Additional FCC Licenses......................................49
    7.13. Maintenance of FCC Licenses .................................50

ARTICLE 8. NEGATIVE COVENANTS .........................................50
    8.1. Indebtedness .................................................51
    8.2. Negative Pledge ..............................................51
    8.3. Fundamental Changes ..........................................52
    8.4. Investments, Loans, Advances and Guarantees ..................52
    8.5. Acquisitions .................................................54
    8.6. Dispositions .................................................55
    8.7. Restricted Payments ..........................................56
    8.8. Hedging Agreements ...........................................57
    8.9. Sale and Lease-Back Transactions .............................57
    8.10. Lines of Business; License Subsidiaries .....................57
    8.11. Transactions with Affiliates.................................57
    8.12. Amendments, Etc. of Certain Agreements ......................57


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    8.13. Use of Proceeds .............................................57
    8.14. Restrictive Agreements ......................................58
    8.15. Financial Covenants .........................................58
    8.16. Prepayments of Indebtedness .................................59
    8.17. Concerning Simmons Satellite, Inc. and its
         Subsidiaries .................................................59

ARTICLE 9. DEFAULTS ...................................................60
    9.1. Events of Default ............................................60
    9.2. Contract Remedies ............................................62
    9.3. Liquidation of Zions Stock ...................................63

ARTICLE 10. THE ADMINISTRATIVE AGENT ..................................64
    10.1. Appointment .................................................64
    10.2. Individual Capacity .........................................64
    10.3. Exculpatory Provisions ......................................64
    10.4. Reliance by Administrative Agent ............................65
    10.5. Reliance by Administrative Agent ............................65
    10.6. Resignation; Successor Administrative Agent .................65
    10.7. Non-Reliance on Other Credit Parties ........................66
    10.8. Syndication Agent ...........................................66

ARTICLE 11. OTHER PROVISIONS ..........................................66
    11.1. Amendments and Waivers ......................................66
    11.2. Notices .....................................................68
    11.3. Survival ....................................................68
    11.4. Expenses; Indemnity .........................................68
    11.5. Successors and Assigns ......................................69
    11.6. Counterparts; Integration ...................................71
    11.7. Severability ................................................71
    11.8. GOVERNING LAW ...............................................71
    11.9. Jurisdiction; Service of Process ............................71
    11.10. WAIVER OF TRIAL BY JURY ....................................72

ARTICLE 12. SUBSIDIARY GUARANTEE ......................................72
    12.1. Guarantee ...................................................72
    12.2. Absolute Obligation .........................................73
    12.3. Repayment in Bankruptcy, etc ................................74
    12.4. Additional Subsidiary Guarantors ............................74
    12.5. Miscellaneous ...............................................74


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EXHIBITS

Exhibit A                  Form of Note
Exhibit B                  Form of Borrowing Request
Exhibit C                  Form of Notice of Conversion
Exhibit D                  Form of Compliance Certificate

Exhibit E                  Form of Opinion of Counsel to the Borrower and its
                            Subsidiaries
Exhibit E-1                Form of Opinion of FCC Counsel to the Borrower
Exhibit F                  Form of Assignment and Acceptance Agreement
Exhibit G                  Form of Increase Supplement
Exhibit H                  Form of Security Agreement
Exhibit I                  Form of Guarantee Supplement
Exhibit J                  Form of License Subsidiary Management Agreement

SCHEDULES

Schedule 4.6               List of Litigation
Schedule 4.7               List Environmental Matters
Schedule 4.14              List of Subsidiaries; Capitalization
Schedule 4.16              List of Insurance
Schedule 4.17              List of FCC Licenses
Schedule 8.1               List of Existing Indebtedness
Schedule 8.2               List of Existing Liens
Schedule 8.4               List of Existing Investments
Schedule 8.14              List of Restrictive Agreements


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     CREDIT AND GUARANTEE AGREEMENT, dated as of May 6, 1998, by and among
SIMMONS MEDIA GROUP, INC., a Utah corporation (the "BORROWER"), the Subsidiary Guarantors (as defined below), the several banks and other parties from time to time parties hereto (the "LENDERS"), NATIONSBANK, N.A., as Syndication Agent (in such capacity, the "SYNDICATION AGENT"), and THE BANK OF NEW YORK ("BNY"), as administrative agent for each of the other Credit Parties hereto (in such capacity, the "AD-MINISTRATIVE AGENT").

ARTICLE 1. DEFINITIONS AND RULES OF INTERPRETATION

     1.1. DEFINITIONS

          As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

          "ABR ADVANCES" means the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

          "ACCOUNTANTS" means KMPG Peat Marwick (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent.

          "ACQUISITION" has the meaning set forth in Section 8.5.

          "ACQUISITION CONSIDERATION" has the meaning set forth in Section
8.5(b).

          "ADJUSTED EBITDA" means, for any period, EBITDA of the Borrower and the Subsidiaries on a consolidated basis determined in accordance with GAAP, adjusted on a consistent basis to reflect the acquisition, sale, exchange and disposition of property during such period, provided, however, (i) if the EBITDA of Simmons New Mexico for such period is positive, only 80% thereof shall be taken into account in calculating Adjusted EBITDA, (ii) any such adjustments for losses to the extent related to newly acquired businesses shall not exceed $500,000 prior to a Qualified Equity Offering, or $1,000,000 thereafter, (iii) losses from newly acquired businesses shall only be excluded from the calculation of Adjusted EBITDA for up to one year after the date that the acquisition was completed, (iv) for any period which includes any fiscal quarter of the 1997 fiscal year, Adjusted EBITDA shall be increased by an amount equal to $100,000 MULTIPLIED BY the number of such full fiscal quarters in such period and (v) for each full fiscal quarter occurring after the 1997 fiscal year and prior to the occurrence of a Permitted Diversifying Acquisition, Adjusted EBITDA shall be increased by an amount equal m the lesser of (x) $100,000 and (y) 25% of overhead expense.

          "ADJUSTED NET CASH PROCEEDS" means, with respect to any Disposition as of any date of determination, the amount equal to the difference between (i) the Net Cash Proceeds from such Disposition, and (ii) the Reinvested Proceeds in connection with such Disposition.

          "ADVANCE" means an ABR Advance or a Eurodollar Advance.


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          "AFFILIATE" means as to any Person any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, "CONTROL" of a Person means the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "AFFECTED ADVANCE" has the meaning set forth in Section 3.6(d).

          "AGGREGATE COMMITMENTS" means, at any time, the sum at such time of the Aggregate Facility A Commitment and Aggregate Facility B Commitment.

          "AGGREGATE EXPOSURE" means, at any time, the sum at such time of the outstanding principal balance of the Loans of all Lenders.

          "AGGREGATE FACILITY A COMMITMENT" means, at any time, the sum at such time of the Facility A Commitments of all Lenders.

          "AGGREGATE FACILITY A EXPOSURE" means, at any time, the sum at such time of the outstanding principal balance of the Facility A Loans of all Lenders.

          "AGGREGATE FACILITY B COMMITMENT" means, at any time, the sum at such time of the Facility B Commitments of all Lenders.

          "AGGREGATE FACILITY B EXPOSURE" means, at any time, the sum at such time of the outstanding principal balance of the Facility B Loans of all Lenders.

          "AGREEMENT" means this Credit and Guarantee Agreement.

          "ALTERNATE BASE RATE" means on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Effective Rate in effect on such date PLUS 1/2 of 1% or (ii) the Prime Rate in effect on such date.

          "APPLICABLE MARGIN" means:

               (A) FACILITY A LOANS. On any day on which the Facility A Exposure
(i) is less than 20% of the Zions Stock Value on such day, (x) 0%, in respect of ABR Advances comprising all or a portion of the Facility A Loans, and (y) 0.50% in respect of Eurodollar Advances comprising all or a portion of the Facility A Loans, and (ii) is greater than or equal to 20% of the Zions Stock Value on such day, (x) 0%, in respect of ABR Advances comprising all or a portion of the Facility A Loans, and (y) 0.75% in respect of Eurodollar Advances comprising all or a portion of the Facility A Loans;


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               (B) FACILITY B LOAN. (I) Prior to the consummation of a Qualified
Equity Issuance and a Permitted Diversifying Acquisition, at all times during which the applicable period set forth below is in effect: (A) with respect to Facility B Loans consisting of ABR Advances, the percentage set forth below under the heading "ABR MARGIN" and adjacent to such applicable period and (B) with respect to Facility B Loans consisting of Eurodollar Advances, the percentage set forth below under the heading "EURODOLLAR MARGIN" and adjacent to such applicable period:

                                             ABR                    Eurodollar
       PERIOD                                MARGIN                 MARGIN
       ------                                ------                 ------
       when the Leverage Ratio               0.50 %                 1.75 %
       is greater than 4.50:1.00

       when the Leverage Ratio               0.25%                  1.50%
       is greater than 4.00:1.00
       but less than or equal
       to 4.50:1.00

       when the Leverage Ratio               0%                     1.25%
       is greater than 3.50:1.00
       but less than or equal
       to 4.00:1.00

       when the Leverage Ratio               0%                     1.00%
       is greater than 3.00: 1.00
       but less than or equal
       to 3.50:1.00

       when the Leverage Ratio               0%                     0.75%.
       is less than or equal
       to 3.00:1.00

                   (II) On and after the consummation of a Qualified Equity Issuance and a Permitted Diversifying Acquisition, at all times during which the applicable period set forth below is in effect: (A) with respect to Facility B Loans consisting of ABR Advances, the percentage set forth below under the beading "ABR MARGIN" and adjacent to such applicable period and (B) with respect to Facility B Loans consisting of Eurodollar Advances, the percentage set forth below under the heading "EURODOLLAR MARGIN" and adjacent to such applicable period:

                                             ABR                    Eurodollar
       PERIOD                                MARGIN                 MARGIN

       when the Leverage Ratio               0.75%                  2.00%
       is greater than 5.50:1.00

       when the Leverage Ratio               0.50%                  1.75%
       is greater than 5.00: 1.00
       but less than or equal
       to 5.50:1.00

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       when the Leverage Ratio               0.25%                  1.50%
       is greater than 4.50:1.00
       but less than or equal
       to 5.00:1.00

       when the Leverage Ratio               0%                     1.25%
       is greater than 4.00:1.00
       but less than or equal
       to 4.50:1.00

       when the Leverage Ratio               0%                     1.00%
       is greater than 3.50:1.00
       but less than or equal
       to 4.00:1.00

       when the Leverage Ratio               0%                     0.75%
       is greater than 3.00:1.00
       but less than or equal
       to 3.50:1.00

       when the Leverage Ratio               0%                     0.50%.
       is less than or equal
       to 3.00:1.00

                   (III) During the period commencing on the Effective Date and ending on the date of delivery to the Administrative Agent of a Compliance Certificate pursuant to Section 7. l(c) for the fiscal quarter ending June 30, 1998, the Leverage Ratio for purposes of determining the Applicable Margin shall be based on the certificate delivered pursuant to Section 5.8. Thereafter, changes m the Applicable Margin resulting from a change in the Leverage Ratio shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7. l(c) and shall become effective on the date such Compliance Certificate is delivered to the Administrative Agent and the Lenders. Notwithstanding anything to the contrary contained in this definition, if the Borrower shall fail to deliver to the Administrative Agent a Compliance Certificate on or prior to any date required hereby, for purposes of calculating the Applicable Margin, the Leverage Ratio from and including such date to the date of delivery to the Administrative Agent of such Compliance Certificate shall be deemed to be greater than 5.50:1.00.

          "APPLICABLE PROCEEDS" means any and all proceeds of casualty insurance or condemnation held by the Administrative Agent pursuant to the Loan Documents in connection with a casualty or condemnation event for which the conditions for use thereof by the Borrower or any Subsidiary, as set forth in the Loan Documents, shall not have been satisfied.

          "ASSIGNMENT AND ACCEPTANCE AGREEMENT" means an assignment and acceptance agreement substantially in the form of Exhibit F.

          "AUSTIN STATION" means Broadcasting Station KAHK-FM, Austin, Texas, including the related FCC Licenses and studio facilities and equipment currently utilized in connection with its business as currently conducted.


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          "BOARD OF GOVERNORS" means the Board of Governors of the Federal
Reserve System of the United States.

          "BORROWER OBLIGATIONS" means, collectively, (i) all of the obligations and liabilities of the Borrower under the Loan Documents, and (ii) all of the obligations and liabilities of the Borrower under each Secured Hedging Agreement, in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Section 9.1(h) or (i) and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

          "BORROWING DATE" means any Business Day on which the Lenders make
Loans.

          "BORROWING REQUEST" means a request for Loans substantially in the form of Exhibit B.

          "BROADCASTING STATION" means all related licenses, franchises and permits issued under federal, state or local laws from time to time which authorize a Person to receive or distribute, or both, over the airwaves, audio and visual, radio or microwave signals within a geographic area for the purpose of providing commercial broadcasting radio programming, together with all Property owned or used in connection with the programming provided pursuant to, and all interest of such Person to receive revenues from any other Person which derives revenues from or pursuant to, said licenses, franchises and permits. The term "Broadcasting Station" shall also include a corporation incorporated in the United States which shall own one or more Broadcasting Stations.

          "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to be closed, PROVIDED THAT when used in connection with a Eurodollar Advance, the term shall also exclude any day on which hanks are not open for dealings in dollar deposits in the London interbank market.

          "CAPITAL EXPENDITURES" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP during such period for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance).

          "CAPITAL LEASE OBLIGATIONS" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, (a) which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, or (b) which lease does not qualify as a Tax Operating Lease. For purposes of this definition, "TAX OPERATING LEASE" means any "SYNTHETIC LEASE", and any other lease (i) that is treated as a lease for purposes of the Code, and (ii) the lessor under which is treated as the owner of the assets subject to the lease for purposes of the Code.


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


          "CAPITAL STOCK" means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

          "CASH EQUIVALENTS" means Dollar denominated investments in (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in full support thereof)having maturities of not more than one year from the date of acquisition, (ii) time deposits, certificates of deposit and bankers acceptances maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank having a combined capital surplus and undivided profits of not less than $100,000,000 and whose (or whose parent company's) unsecured non-credit supported short-term debt or commercial paper rating at the time of such acquisition (x) from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto ("S&P") is at least A-I, or the equivalent thereof, or (y) from Moody's Investors Service, Inc. or any successor thereto ("MOODY'S") is at least P-l, or the equivalent thereof,
(iii) commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition (x) from S&P is at least A-I, or the equivalent thereof, or (y) from Moody's is at least P-I, or the equivalent thereof, (iv) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (v) normal business banking accounts in federally insured institutions in amounts not exceeding the limits of such insurance, and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses
(i) through (iv) above.

          "CHANGE IN LAW" means (i) the adoption of any law, rule or regulation after the Effective Date, (ii) the issuance or promulgation after the Effective Date of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) any change after the Effective Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any Governmental Authority charged with the administration thereof.

          "CODE" means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

          "COLLATERAL" means any and all "COLLATERAL", as defined in any Security Document.

          "COMMITMENTS" means, collectively, the Facility A Commitment and the Facility B Commitment.

          "COMMITMENT FEES" means, collectively, the Facility A Commitment Fee and the Facility B Commitment Fee.


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


          "COMMITMENT FEE PERCENTAGE" means:

               (A) FACILITY A COMMITMENT. With respect to the Facility A Commitment of each Lender, the Commitment Fee Percentage shall be 0.25%.

               (B) FACILITY B COMMITMENT. With respect to the Facility B Commitment of each Lender, at all times during which the applicable period set forth below is in effect, the percentage set forth below under the heading "COMMITMENT FEE PERCENTAGE" and adjacent to such applicable period:

                                             Commitment Fee
         PERIOD                               PERCENTAGE
         ------                              ---------------

         when the Leverage Ratio
         is greater than 4.00:1.00           0.375 %

         when the Leverage Ratio
         is less than or equal to
         4.00:1.00                           0.25 %.

               (C) During the period commencing on the Effective Date and ending on the date of delivery to the Administrative Agent of a Compliance Certificate pursuant to Section 7. l(c) for the fiscal quarter ending June 30, 1998, the Leverage Ratio for purposes of determining the Commitment Fee Percentage shall be based on the certificate delivered pursuant to Section 5.8. Thereafter, changes in the Commitment Fee Percentage resulting from a change in the Leverage Ratio shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7.1(c) and shall become effective on the date such Compliance Certificate is delivered to the Administrative Agent and the Lenders. Notwithstanding anything to the contrary contained in this definition, if the Borrower shall fail to deliver to the Administrative Agent a Compliance Certificate on or prior to any date required hereby, for purposes of calculating the Commitment Fee Percentage, the Leverage Ratio from and including such date to the date of delivery to the Administrative Agent of such Compliance Certificate shall be deemed to be greater than 4.00:1.00.

          "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, and the rules and regulations issued thereunder, as from time to time in effect.

          "COMPLIANCE CERTIFICATE" has the meaning set forth in Section 7.1(c).

          "CONVERSION DATE" means the date on which: (i) a Eurodollar Advance is converted to an ABR Advance, (ii) an ABR Advance is converted to a Eurodollar Advance or (iii) a Eurodollar Advance is converted to, or continued as, a new Eurodollar Advance.

          "CREDIT PARTY" means the Administrative Agent or a Lender, as the case may be.

          "CUSTOMARY LIEN" means any of the following: (i) any Lien imposed by law for Taxes that are not yet due or are being contested in compliance with
Section 7.4, PROVIDED THAT enforcement of such Lien is stayed pending such contest; (ii) carders', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in Compliance with Section 7.4, PROVIDED

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THAT enforcement of each such Lien is stayed pending such contest; (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (iv) deposits and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (v) judgment liens in respect of judgments that would not cause an Event of Default under Section 9.10); (vi) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and (vii) Liens created under the Loan Documents.

          "DEFAULT" means any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

          "DISPOSITION" has the meaning set FORTH in Section 8.6(c).

          "DISQUALIFIED STOCK" means any Capital Stock of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, PROVIDED, HOWEVER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase such Capital Stock upon the occurrence of certain events shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.7 of this Agreement.

          "DOLLARS" and "$" mean lawful currency of the United States.

          "EBITDA" means, with respect to any Person for any period: an amount equal to (i) net income derived from operations of such Person for such period, PLUS (ii) the sum of, without duplication, each of the following with respect to such Person to the extent utilized in determining such net income from operations for such period, (a) cash interest expense, (b) income tax expense,
(c) depreciation, amortization and other non-cash charges, and (d) extraordinary losses from sales, exchanges and other dispositions of property not in the ordinary course of business, MINUS (iii) the sum of, without duplication, each of the following with respect to such Person to the extent utilized in determining such net income from operations for such period: (a) dividend income and (b) extraordinary gains from sales, exchanges and other dispositions of property not in the ordinary course of business.

          "EFFECTIVE DATE" means the date on which the conditions set forth in
Article 5 have been satisfied (or waived in accordance with Section 11.1).

          "ELIGIBLE INSTITUTION" means (i) any commercial bank, trust company, banking association, insurance company, financial institution, mutual fund or pension fund acceptable to the Administrative Agent, (ii) any Lender or any Affiliate or Subsidiary thereof, or (ii) any commercial bank, trust company or banking association having undivided capital surplus and retained earnings exceeding $100,000,000.

          "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.7.

          "EQUITY ISSUANCE" means the issuance of any equity securities or the receipt of any capital contribution, in each case by the Borrower or any Subsidiary, other than (i) any issuance of equity securities to, or receipt of any such capital contribution from, the Borrower, (ii) the issuance of stock in connection with an Acquisition, or (iii) the issuance of common stock pursuant to a stock option plan, or for executive compensation, in either case in the ordinary course of business.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

          "ERISA AFFILIATE" means any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under Section 302(0 of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Borrower or any Subsidiary is a member.

          "ERISA EVENT" means (i) a "REPORTABLE EVENT", as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period is waived), (ii) the existence with respect to any Pension Plan of an "ACCUMULATED FUNDING DEFICIENCY" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan;
(vi) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan;
(vii) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or: partial withdrawal from any Pension Plan or Multiemployer Plan; or (viii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multi-employer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "EURODOLLAR ADVANCES" means, collectively, the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

          "EURODOLLAR RATE" means, with respect each Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

               (a) the rate of interest per annum as determined by the Administrative Agent, equal to the rate, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the London interbank eurodollar market as the rate at which BNY is offering dollar deposits in an amount approximately equal to its Specified Percentage of such Eurodollar Advance and having a period to maturity approximately equal to the Interest Period applicable to such Eurodollar Advance at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, by

               (b) a number equal to 1.00 MINUS the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors and any other banking authority to which BNY and other major money center banks chartered under the laws of the United States or any State thereof are subject, in respect of eurocurrency funding (currently referred to as "EUROCURRENCY LIABILITIES" in Regulation D) without benefit of credit for proration, exceptions or offsets which may be available from time to time to BNY.

          "EVENT OF DEFAULT" has the meaning set forth in Section 9.1.

          "EXCESS CASH FLOW" means, for any period, (i) the sum of (A) EBITDA of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP for such period PLUS (B) dividends received by the Borrower on Zions Stock during such period MINUS (ii) the sum of the following, in each case for such period: (A) cash interest expense, (B) cash income taxes paid, (C) Capital Expenditures, (D) all scheduled repayments of Indebtedness made during such period (but excluding any prepayments of the Loans made pursuant to Section 2.4(h)(ii)), (E) all repayments of Facility B Loans resulting from (x) scheduled reductions of the Aggregate Facility B Commitment pursuant to Section 2.3(b)and
(y) other permanent reductions of the Aggregate Facility B Commitment, and (F) Restricted Payments made in cash to the extent permitted by Section 8.7(c).

          "EXCLUDED TAX" means as to any Person, a Tax imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (i) the United States, (ii) the jurisdiction in which such Person is organized, (iii) the jurisdiction in which such Person's principal office is located, (iv) in the case of each Credit Party, any jurisdiction in which such Credit Party is deemed to be doing business, (v) in the case of any Foreign Credit Party, any withholding tax that is imposed on amounts payable to such Foreign Credit Party at the time such Foreign Credit Party becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Credit Party's failure to comply with Section 3.7(c), except to the extent that such Foreign Credit Party (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.7; which Tax (a) is any income tax or franchise tax imposed on all or part of the net income or net profits of such Person or (b) represents interest, fees or penalties for payment of any such income tax or franchise tax.

          "FACILITY A BORROWING BASE AMOUNT" means on any day, an amount equal to 35 % of Zions Stock Value on such day.

          "FACILITY A COMMITMENT" means, in respect of any Lender, the maximum amount of such Lender's Facility A Exposure as set forth on the signature page of such Lender adjacent to the heading "FACILITY A COMMITMENT" or in an Assignment and Acceptance Agreement or other document pursuant to which it became a Lender, as such amount may be adjusted from time to time in accordance herewith.

          "FACILITY A COMMITMENT FEE" has the meaning set forth in Section 3.2(a)(i).

          "FACILITY A COMMITMENT PERCENTAGE" means, as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is such Lender's Facility A Commitment on such date, and (ii) the denominator of which is the Aggregate Facility A Commitment on such date.

          "FACILITY A COMMITMENT PERIOD" means the period from the Effective Date through the Business Day immediately preceding the Facility A Maturity Date.

          "FACILITY A EXPOSURE" means, with respect to any Lender as of any date, the sum as of such date of the outstanding principal balance of such Lender's Facility A Loans.

          "FACILITY A LOAN" and "FACILITY A LOANS" have the meaning set forth in
Section 2. 1 (a).

          "FACILITY A MATURITY DATE" means March 31, 2001, or such earlier date on which the Facility A Loans shall become due and payable, whether by acceleration or otherwise.

          "FACILITY B COMMITMENT" means, in respect of any Lender, the maximum amount of such Lender's Facility B Exposure as set forth on the signature page of such Lender adjacent to the heading "FACILITY B COMMITMENT" or in an Assignment and Acceptance Agreement or other document pursuant to which it became a Lender, as such amount may be adjusted from time to time in accordance herewith.

          "FACILITY B COMMITMENT FEE" has the meaning set forth in Section 3.2(a)(ii).

          "FACILITY B COMMITMENT PERCENTAGE" means, as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is such Lender's Facility B Commitment on such date, and (ii) the denominator of which is the Aggregate Facility B Commitment on such date.

          "FACILITY B COMMITMENT PERIOD" means the period from the Effective Date through the Business Day immediately preceding the Facility B Maturity Date.

          "FACILITY B EXPOSURE" means, with respect to any Lender as of any date, the sum as of such date of the outstanding principal balance of such Lender's Facility B Loans.

          "FACILITY B LOAN" and "FACILITY B LOANS" have the meaning set forth in
Section 2.1(b).

          "FACILITY B MATURITY DATE" means March 31, 2003, or such earlier date on which the Facility B Loans shall become due and payable, whether by acceleration or otherwise.

          "FCC" means the Federal Communications Commission, or any Governmental Authority succeeding to the functions thereof.

          "FCC LICENSES" means all licenses, permits and authorizations issued by the FCC to the Borrower or any Subsidiary for the operation of the Broadcasting Stations.

          "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, PROVIDED THAT (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and
(ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Administrative Agent.

          "FEDERAL RESERVE FORM" means a FR Form U-1 or FR Form G-3, as applicable, duly completed by the Administrative Agent and executed by the Borrower, the statements made in which shall be such, in the reasonable opinion of the Administrative Agent, as to permit the transactions contemplated hereby in accordance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

          "FEES" has the meaning set forth in Section 2.5(a).

          "FINANCIAL OFFICER" means, as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Administrative Agent.

          "FIXED CHARGE COVERAGE RATIO" means, at any time, the ratio of (i) the sum of EBITDA PLUS dividends received by the Borrower on the Zions Stock to (ii) Fixed Charges, in each case for the Four Quarter Trailing Period.

          "FIXED CHARGES" means, for any period, the sum, without duplication, of each of the following with respect to the Borrower and the Subsidiaries for such period on a consolidated basis in accordance with GAAP: (i) all cash interest expense, (ii) all payments of principal on Total Debt during such period, including payments resulting from the scheduled reduction of the Aggregate Facility B Commitment, (iii) cash income taxes paid, (iv) Capital Expenditures (excluding Capital Expenditures made with insurance proceeds and Capital Expenditures associated with an Acquisition permitted by Section 8.5 which were made within a 12 month period immediately following such Acquisition), (v) Restricted Payments paid in cash, (vi) losses to the extent related m newly acquired businesses, and (vii) the amount of Simmons Lone Star Investments made during such period.

          "FOREIGN CREDIT PARTY" means any Credit Party that is organized under the laws of a jurisdiction other than the United States or any State thereof.

          "FOUR QUARTER TRAILING PERIOD" means, at any date of determination, the period of the four fiscal quarters ending on such date, or, if such date is not the last day of a fiscal quarter, the period of the most immediately completed four fiscal quarters.

          "FRAUDULENT TRANSFER LAWS" has the meaning set forth in Section 12.1
(b).

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

          "GOVERNMENTAL AUTHORITY" means any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

          "GUARANTEE" of or by any Person (the "GUARANTOR") means any obligation, contingent or otherwise, of the guarantor guaranteeing or in effect guaranteeing any return on any investment made by another Person, or any Indebtedness, lease, dividend or other obligation (a "PRIMARY OBLIGATION") of any other Person (a "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including any obligation of the guarantor, direct or indirect (i) to purchase any primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation, (iv) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (v) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are no recourse to such secondary obligor and its separate property, PROVIDED, HOWEVER, that the term "GUARANTEE" shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

          "GUARANTEE SUPPLEMENT" means a Guarantee Supplement in the form of
Exhibit I hereto.

          "GUARANTOR OBLIGATIONS" means, with respect to each Subsidiary Guarantor, all of the obligations and liabilities of such Subsidiary Guarantor under the Loan Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

          "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 4.7.

          "HEDGING AGREEMENT" means any interest rate swap, cap or collar arrangement or any other derivative product customarily offered by: banks or other financial institutions to their customers in order to reduce the exposure of such customers to interest rate fluctuations.

          "IMPERMISSIBLE QUALIFICATION" has the meaning set forth in Section 7. l(a).

          "INCREASE SUPPLEMENT" has the meaning set forth in Section 2.3(e).

          "INDEBTEDNESS" means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement, (v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment thereof, (vi) liabilities secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), even though such Person has not assumed or otherwise become liable for the payment thereof, (vii) Capital Lease Obligations, (viii) all obligations of such Person in respect of Disqualified Stock, and (ix) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "INDEMNIFIED LIABILITIES" has the meaning set forth in Section
11.4(b).

          "INDEMNIFIED TAX" means as to any Person, any Tax, except (i) an Excluded Tax imposed on such Person and (ii) any interest, fees or penalties for late payment thereof imposed on such Person.

          "INDEMNIFIED PERSON" has the meaning set forth in Section 11.4(b).

          "INSOLVENT" means with respect to any Person, (a) the sum of the assets, at a fair valuation, of such Person does not exceed its debts, (b) such Person has incurred debts beyond its ability to pay such debts as such debts mature, (c) such Person believes that, in the ordinary course of its business during the reasonably foreseeable future, it will incur debts beyond its ability to pay such debts as such debts mature, and (d) such Person has insufficient capital with which to conduct its business. For purposes of this definition only, "DEBT" means any liability on a claim, and "CLAIM" means any (i) right to payment, whether such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, liquidated or unliquidated.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, trade secrets, confidential or proprietary technical and business information and other similar property and all licenses related thereto.

          "INTEREST COVERAGE RATIO" means, as of the last day of a fiscal quarter, the ratio of (i) the sum of (x) EBITDA of the Borrower and the Subsidiaries for the Four Quarter Trailing Period determined on a consolidated basis in accordance with GAAP, PLUS (y) dividends received on Zions Stock during such period to (ii) cash interest expense of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "INTEREST PERIOD" means, as to each Eurodollar Advance, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect thereto and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request or Notice of Conversion.

          "INVESTMENTS" has the meaning set forth in Section 8.4.

          "KDYL LICENSE SUBSIDIARY" means KDYL, Inc., a Utah corporation and a Wholly Owned Subsidiary of the Borrower holding certain of the FCC Licenses of the Borrower.

          "KMGR LICENSE SUBSIDIARY" means KMGR, Inc., II, a Utah corporation and a Wholly Owned Subsidiary of the Borrower holding certain of the FCC Licenses of the Borrower.

          "KQMB LICENSE SUBSIDIARY" means KQMB, Inc., a Utah corporation and a Wholly Owned Subsidiary of the Borrower holding certain of the FCC Licenses of the Borrower.

          "KRSP LICENSE SUBSIDIARY" means KRSP, Inc., a Utah corporation and a Wholly Owned Subsidiary of the Borrower holding certain of the FCC Licenses of the Borrower.

          "KSFI LICENSE SUBSIDIARY" means KSFI, Inc., II, a Utah corporation and a Wholly Owned Subsidiary of the Borrower holding certain of the FCC Licenses of the Borrower.

          "KXRK LICENSE SUBSIDIARY" means KXRK, Inc., a Utah corporation and a Wholly Owned Subsidiary of the Borrower holding certain of the FCC Licenses of the Borrower.

          "LEVERAGE RATIO" means, at any time, the ratio of (i)(a) Total Debt as of such date MINUS (b) the Aggregate Facility A Exposure as of such time to (ii) Adjusted EBITDA for the Four Quarter Trailing Period.

          "LICENSE SUBSIDIARIES" means, collectively, (i) KDYL License Subsidiary, KMGR License Subsidiary, KQMB License Subsidiary, KRSP License Subsidiary, KSFI License Subsidiary, KXRK License Subsidiary and Simmons St. George License Subsidiary and (ii) each other Person from time to time formed to hold an FCC License pursuant to Sections 7.11 or 7.12.

          "LICENSE SUBSIDIARY MANAGEMENT AGREEMENTS" means, collectively, the management agreements, each substantially in the form of Exhibit J, between the Borrower or a Subsidiary Guarantor and a License Subsidiary entered into pursuant to Section 5.7, 7.11 or 7.12.

          "LIEN" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

          "LINE OF BUSINESS" means, collectively, the businesses of (i) owning and operating radio and television Broadcasting Stations, (ii) outdoor advertising, (iii) newspaper and magazine publishing and (iv) any business reasonably similar, complimentary, ancillary or related thereto.

          "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Security Documents, each Secured Hedging Agreement, the License Subsidiary Management Agreements, and all other agreements, instruments and documents executed or delivered in connection herewith.

          "LOAN PARTIES" means, collectively, the Borrower, each Subsidiary Guarantor, and each License Subsidiary.

                  "LOANS" means, collectively, the Facility A Loans and the Facility B Loans.

          "MANAGING PERSON" means, with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

          "MARGIN STOCK" has the meaning set forth in Regulation U.

          "MATERIAL ADVERSE" means, with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (iii) the rights of, or benefits available to, the Credit Parties under the Loan Documents, or (iv) the legality or enforceability of any Loan Document.

          "MATERIAL LIABILITIES" means, on any date, with respect to any Loan Party or Loan Parties: (i) indebtedness (other than Indebtedness under the Loan Documents), (ii) the net termination obligations in respect of one or more Hedging Agreements (calculated as if such Hedging Agreements were terminated as of such date), and (iii) other liabilities, in each case whether as principal, guarantor, surety or other obligor, in an aggregate principal amount exceeding $1,000,000.

          "MINIMUM AMOUNT" means in respect of (i) ABR Advances, $I,000,000 or such amount PLUS a whole multiple of $100,000 in excess thereof, and (ii) Eurodollar Advances, $1,000,000 or such amount PLUS a whole multiple of $250,000 in excess thereof.

          "MULTIEMPLOYER PLAN" MEANS a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NET CASH PROCEEDS" means, cash proceeds received from a Disposition, a casualty loss or a condemnation after deduction of taxes payable in cash in connection therewith and net of reasonable transaction expenses.

          "NOTES" means with respect to each Lender in respect of such Lender's Loans, a promissory note, substantially in the form of Exhibit A, payable to the order of such Lender, each such promissory note having been made by the Borrower and dated the Effective Date, including all replacements thereof and substitutions therefor.

          "NOTICE OF CONVERSION" has the meaning set forth in Section 3.3(a).

          "OBLIGATIONS means, collectively, the Borrower Obligations and the Guarantor Obligations.

          "ORGANIZATIONAL DOCUMENTS" means as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

          "OTHER TAXES" means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

          "PAYMENT OFFICE" means the office of the Administrative Agent set forth in Section 11.2(b).

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

          "PENSION PLAN" means, at any date of determination, any employee pension benefit plan (other than a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

          "PERFECTION CERTIFICATE" means a certificate in the form of Annex A to the Security Agreement or any other form approved by the Administrative Agent.

          "PERMITTED DIVERSIFYING ACQUISITION" means one or more Acquisitions (permitted by Section 8.5) of radio Broadcasting Stations which (i) individually or in the aggregate, have generated EBITDA greater than or equal to $1,000,000 for the Four Quarter Trailing Period and (ii) operate in a market outside of Salt Lake City, Utah.

          "PERMITTED LIENS" has the meaning set forth in Section 8.2.

          "PERSON" means a natural person, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA AFFILIATE ", a trade or business.

          "PRIME RATE" means the rate of interest per annum publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

          "QUALIFIED EQUITY OFFERING" means an Equity Issuance of common stock of the Borrower with net proceeds to the Borrower of at least $20,000,000.

          "REGISTER" has the meaning set forth in Section 3.8.

          "REGULATION D, T, U AND X" means Regulations D, T, U and X, respectively, of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REINVESTED PROCEEDS" means, with respect to any Disposition as of any date of determination, the amount of Net Cash Proceeds from such Disposition that is used by the Borrower or any Subsidiary to acquire, during the Reinvestment Period with respect to such Disposition, property that is to be used in the Line of Business.

          "REINVESTMENT PERIOD" means the period beginning on the date that proceeds from a Disposition are received by the Borrower or any Subsidiary, as the case may be, and ending on the earlier of (i) 365 days after the receipt of such proceeds, and (ii) the occurrence of an Event of Default.

          "RELATED PARTIES" means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "REQUIRED LENDERS" means, at any time, one or more Lenders having the sum of unused Facility A Commitments, Facility A Exposure, unused Facility B Commitments, and Facility B Exposure greater than or equal to 66 2/3% of the sum of the unused Facility A Commitments of all Lenders, the unused Facility B Commitments of all Lenders, and the Aggregate Exposure.

          "REQUIRED PAYMENT" has the meaning set forth in Section 3.7(a).

          "RESTRICTED PAYMENT" has the meaning set forth in Section 8.7.

          "SEC" means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

          "SECURED HEDGING AGREEMENT" means any Hedging Agreement entered into by the Borrower with a counterparty that was a Lender (or an Affiliate thereof) at the time such Hedging Agreement was entered into.

          "SECURED PARTIES" has the meaning set forth in the Security Agreement.

          "SECURITY AGREEMENT" means the Security Agreement, by and among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit H.

          "SECURITY DOCUMENTS" means, collectively, (i) upon the execution and delivery thereof, the Security Agreement and (ii) all other instruments and documents delivered pursuant to Section 7.9, 7.10 or 7.12 to secure any of the Obligations.

          "SIMMONS LONE STAR" means Simmons Lone Star Media, Ltd., a Utah limited partnership.

          "SIMMONS LONE STAR INVESTMENTS" has the meaning set forth in Section 8.4(e).

          "SIMMONS LONE STAR NOTE" has the meaning set forth in Section 8.4(e).

          "SIMMONS LONE STAR SECURITY AGREEMENT" has the meaning set forth in
Section 8.4(e).

          "SIMMONS NEW MEXICO" means Simmons New Mexico, Inc., a New Mexico corporation and a Subsidiary of the Borrower.

          "SIMMONS NEW MEXICO CASH FLOW" means, for any period, taxable income (or loss) of Simmons New Mexico for such period (determined without consolidation) LESS federal, state and local taxes imposed on Simmons New Mexico for such period PLUS the sum of the following for Simmons New Mexico for such period (determined without consolidation): (i) depreciation (except depreciation in respect of any Extraordinary Capital Expenditure), (ii) amortization and
(iii) interest expense. For purposes of this definition, "EXTRAORDINARY CAPITAL EXPENDITURES" means payment (including the assumption of indebtedness of lease obligations) for any one item that is greater than $100,000 annually and (ii) exceeds 110% of the expenditure for the same (or substantially similar) item for the prior year.

          "SIMMONS NEW MEXICO SHAREHOLDERS' AGREEMENT" means the Shareholders' Agreement, dated as of June 25, 1996, among Simmons New Mexico, the Borrower and the Balk-Rich Shareholders (as therein defined).

          "SIMMONS ST. GEORGE LICENSE SUBSIDIARY" means Simmons St. George, Inc., a Utah corporation and a Wholly Owned Subsidiary of the Borrower holding certain of the FCC Licenses of the Borrower.

          "SPECIAL COUNSEL" means Emmet, Marvin & Martin, LLP, as, or such other counsel selected by the Administrative Agent as, special counsel to the Administrative Agent hereunder.

          "SPECIFIED PERCENTAGE" means with respect to any Lender in connection with (i) Facility A Loans and Eurodollar Advances to the extent consisting of Facility A Loans, the percentage equal to such Lender's Facility A Commitment at such time divided by the Aggregate Facility A Commitment at such time, and (ii) Facility B Loans and Eurodollar Advances to the extent consisting of Facility B Loans, the percentage equal to such Lender's Facility B Commitment at such time divided by the Aggregate Facility B Commitment at such time.

          "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, any other Person (i) the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to "SUBSIDIARY" or to "SUBSIDIARIES" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, (i) neither Simmons Satellite, Inc. nor any of its Subsidiaries shall be deemed to be Subsidiaries of the Borrower for purposes of the Loan Documents so long as
(x)the interest therein of the Borrower or any of its other Subsidiaries is not increased (by way of Investment or otherwise) after the Effective Date and (y) neither Simmons Satellite, Inc. nor any its Subsidiaries engages in the active conduct of a trade or business, and (ii) except as otherwise expressly provided herein, Simmons Lone Star shall not be deemed to be a Subsidiary of the Borrower for purposes of the Loan Documents.

          "SUBSIDIARY GUARANTOR" means each Subsidiary party to this Agreement, it being understood that (i) neither Simmons Satellite, Inc. nor any of its Subsidiaries shall be required to become Subsidiary Guarantors so long as (x) the interest therein of the Borrower or any of its other Subsidiaries is not increased (by way of Investment or otherwise) after the Effective Date and (y) neither Simmons Satellite, Inc. nor any its Subsidiaries engages in the active conduct of a trade or business and (ii) Simmons Lone Star shall not be required to become a Subsidiary Guarantor.

          "TAX" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

          "TERMINATING BANK DEBT" means the Indebtedness of the Borrower under Terminating Bank Debt Documents, including all outstanding principal, unpaid and accrued interest, unpaid and accrued fees and other unpaid sums thereunder.

          "TERMINATING BANK DEBT DOCUMENTS" means, collectively, the Credit Agreement, dated as of November 12, 1996, by and among the Borrower, the lenders party thereto, Bank of America National Trust and Savings Association and Union Bank of California, N.A., as agents and all guaranties, security documents and other documents executed and delivered in connection therewith.

          "TOTAL DEBT" means, as of any date, the Indebtedness of the Borrower and the Subsidiaries.

          "TOTAL PERCENTAGE" means, as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the sum of (x) the Facility A Commitment of such Lender on such date (or, if there are no Facility A Commitments on such date, the Facility A Exposure of such Lender), PLUS (y) the Facility B Commitment of such Lender on such date (or, if there are no Facility B Commitments on such date, the Facility B Exposure of such Lender), and (ii) the denominator of which is the sum of (x) the Aggregate Facility A Commitment on such date (or, if there are no Facility A Commitments on such date, the Aggregate Facility A Exposure on such date) PLUS (y) the Aggregate Facility B Commitment on such date (or, if there are no Facility B Commitments on such date, the Aggregate Facility B Exposure on such date).

          "TRANSACTIONS" means, collectively, the transactions contemplated by the Loan Documents.

          "UNCONSOLIDATED INVESTMENT" means, as of any date, any investment made by the Borrower or any Subsidiary in any other Person that, pursuant to GAAP as in effect on such date, would not be consolidated with the Borrower for financial reporting purposes immediately after giving effect to such investment.

          "UNITED STATES" means the United States of America.

          "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

          "WITHDRAWAL LIABILITY" means, with respect to any Person, liability of such Person to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          "ZIONS" means Zions Bancorporation, a Utah corporation.

          "ZIONS STOCK" means, at any time, common stock of Zions.

          "ZIONS STOCK VALUE" means, at any time, the market value of the Zions Stock owned by the Borrower free and clear of all Liens (other than Liens under the Loan Documents) and held as Collateral at such time, the price per share of which shall be determined as follows: (i) if quotations are available, the closing sale price of Zions Stock on the preceding Business Day, as appearing on any regularly published reporting or quotation service, or (ii) if there is no closing sale price, any reasonable estimate by the Administrative Agent of the fair market value of Zions Stock as of the close of business on the preceding Business Day, such estimate to be binding and conclusive on the Credit Parties and the Loan Parties absent manifest error.

     1.2. ACCOUNTING TERMS

          As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in
Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Credit Parties and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), PROVIDED THAT, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Credit Parties financial statements and other documents required under this Agreement (or such other items as the Administrative Agent may reasonably request) setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change.

     1.3. RULES OF INTERPRETATION

          (A) Unless expressly provided in a Loan Document to the contrary, (i) the words "HEREOF", "HEREIN ", "HERETO" and "HEREUNDER" and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, (ii) section, subsection, schedule and exhibit references contained therein shall refer to section, subsection, schedule and exhibit thereof or thereto, (iii) the words "INCLUDE" and "INCLUDING", shall mean that the same shall be "INCLUDED, WITHOUT LIMITATION",
(iv) any definition of, or reference to, any agreement, instrument, certificate or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (v) any reference herein to any Person shall be construed to include such Person's successors and assigns, (vi) the words "ASSET" and "PROPERTY" shall be construed to have the same meaning and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) words in the singular number include the plural, and words used therein in the plural include the singular, (viii) any reference to a time shall refer to such time in New York; (ix) in the computation of periods of time from a specified date to a later specified date, the word "FROM" means "FROM AND INCLUDING" and the words "TO" and "UNTIL" each means "TO BUT EXCLUDING", and (x) references therein to a fiscal period shall refer to that fiscal period of the Borrower.

          (B) Article and Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

ARTICLE 2. AMOUNT AND TERMS OF LOANS

     2.1. LOANS

          (A)FACILITY A LOANS. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (each a "FACILITY A LOAN" and, as the context may require, collectively with all other Facility A Loans of such Lender and with the Facility A Loans of all other Lenders, the "FACILITY A LOANS") to the Borrower from time to time on any Business Day during the Facility A Commitment Period, PROVIDED THAT after giving effect thereto: (i) such Lender's Facility A Exposure would not exceed such Lender's Facility A Commitment, and (ii) the Aggregate Facility A Exposure would not exceed the lesser of (x) the Facility A Borrowing Base Amount and (y) the Aggregate Facility A Commitment. During such period, the Borrower may borrow, prepay in whole or in part and reborrow under the Facility A Commitments, all in accordance with the terms and conditions of this Agreement. The outstanding principal balance of each Facility A Loan shall be due and payable on the Facility A Maturity Date.

          (B)FACILITY B LOANS. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (each a "FACILITY B LOAN" and, as the context may require, collectively with all other Facility B Loans of such Lender and with the Facility B Loans of all other Lenders, the "FACILITY B LOANS") to the Borrower from time to time on any Business Day during the Facility B Commitment Period, PROVIDED THAT after giving effect thereto (i) such Lender's Facility B Exposure would not exceed such Lender's Facility B Commitment, and (ii) the Aggregate Facility B Exposure would not exceed the Aggregate Facility B Commitment. During such period, the Borrower may borrow, prepay in whole or in part and reborrow under the Facility B Commitments, all in accordance with the terms and conditions of this Agreement. The outstanding principal balance of each Facility B Loan shall be due and payable on the Facility B Maturity Date.

     2.2. PROCEDURE FOR BORROWING

          (A) BORROWING REQUEST. To request a Loan, the Borrower shall notify the Administrative Agent by the delivery of a Borrowing Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Borrowing Request manually signed by the Borrower), no later than 1:00 p.m., three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, and 11:00 a.m., on the requested Borrowing Date, in the case of ABR Advances, specifying (A) the aggregate principal amount to be borrowed, (B) the requested Borrowing Date, (C) whether such borrowing is to consist of a Facility A Loan, a Facility B Loan or a combination thereof, (D) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof and (E) if the Loan is to consist of one or more Eurodollar Advances, the amount and length of the Interest Period for each Eurodollar Advance. The amount of (i) each Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to, or continued as, a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount and (ii) each ABR Advance made on each Borrowing Date shall equal the Minimum Amount or, if less, the unused portion of the Aggregate Facility A Commitment or Facility B Commitment, as the case may be.

          (B)FUNDING BY LENDERS. Upon receipt of each Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Specified Percentage of the requested Loans available to the Administrative Agent for the account of the Borrower at the Payment Office not later than 2:00 p.m. on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, be made available on such date to the Borrower by the Administrative Agent at the Payment Office by crediting the account of the Borrower on the books of the Administrative Agent at such office with the aggregate of said amounts (in like funds) received by the Administrative Agent.

          (C) FAILURE TO FUND. Unless the Administrative Agent shall have received notice prior to a proposed Borrowing Date (or, in the case of a borrowing of ABR Advances, prior to 12:00 noon on such Borrowing Date) from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender's share of the requested Loans, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section and, in reliance upon such assumption, make available to the Borrower on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, interest rate otherwise applicable to such Loan, and, in the case of such Lender, at a rate of interest per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Loan as part of the relevant borrowing for purposes of this Agreement. The failure of any Lender to provide such Lender's share of the requested Loans shall not relieve any other Lender of its obligations hereunder to provide its share of the requested Loans.

     2.3. TERMINATION, REDUCTION OR INCREASES OF COMMITMENTS

          (A)VOLUNTARY TERMINATION OR REDUCTIONS. The Borrower may, upon at least three Business Days' prior written notice to the Administrative Agent, at any time (A) when the Aggregate Facility A Exposure shall be zero, terminate all of the Facility A Commitments, (B) when the Aggregate Facility B Exposure shall be zero, terminate all of the Facility B Commitments, (C) at any time and from time to time when the Aggregate Facility A Commitment shall exceed the Aggregate Facility A Exposure (after giving effect to any contemporaneous prepayment of Facility A Loans), permanently reduce the Aggregate Facility A Commitment or (D) at any time and from time to time when the Aggregate Facility B Commitment shall exceed the Aggregate Facility B Exposure (after giving effect to any contemporaneous payment or payment of Facility B Loans), permanently reduce the Aggregate Facility B Commitment by a sum not greater than the amount of such excess, PROVIDED, HOWEVER, that each such partial reduction shall be in the amount of $1,000,000 or such amount PLUS a whole multiple of $250,000 in excess thereof.

          (B)SCHEDULED MANDATORY REDUCTIONS OF THE AGGREGATE FACILITY B COMMITMENT. On each of the dates set forth below, the Aggregate Facility B Commitment shall be automatically reduced by the amount equal to the Aggregate Facility B Commitment as of the Effective Date multiplied by the percentage (as the same may be adjusted pursuant to Section 2.3(e)) set forth below adjacent to such date:

             DATE                                 PERCENTAGE
             ----                                 -----------
             June 30, 2000                            3.75%
             September 30, 2000                       3.75%
             December 31, 2000                        3.75%
             March 31, 2001                           3.75%
             June 30, 2001                            8.75%
             September 30, 2001                       8.75%
             December 31, 2001                        8.75%
             March 31, 2002                           8.75%
             June 30, 2002                           12.50%
             September 30, 2002                      12.50%
             December 31, 2002                       12.50%
             Facility B Maturity
             Date                                    12.50%

          (C) OTHER MANDATORY REDUCTIONS. The Aggregate Facility B Commitment shall be permanently reduced at the times and in the amounts required by Section 2.4(b).

          (D)REDUCTIONS IN GENERAL. Each reduction of the Aggregate Facility A Commitment and Aggregate Facility B Commitment shall be made by reducing each Lender's Facility A Commitment and Facility B Commitment by an amount equal to such Lender's Specified Percentage of such reduction. Simultaneously with each reduction of the Aggregate Facility A Commitment and Aggregate Facility B Commitment, the Borrower shall pay the Facility A Commitment Fee or Facility B Commitment Fee, as the case may be, accrued on the amount by which the Aggregate Facility A Commitment and Aggregate Facility B Commitment has been reduced.

          (E)INCREASES OF FACILITY A COMMITMENTS AND FACILITY B COMMITMENTS. Provided that immediately before and after giving effect thereto, no Default shall or would exist, the Borrower may at any time and from time to time prior to January 31, 2000, at its sole cost and expense, request any one or more of the Lenders to increase (such decision to be within the sole and absolute discretion of such Lender) its Facility A Commitment or Facility B Commitment, or any other Eligible Institution reasonably satisfactory to the Administrative Agent to provide a new Facility A Commitment or Facility B Commitment, by submitting an Increase Supplement in the form of Exhibit G (an "INCREASE SUPPLEMENT"), duly executed by the Borrower and each such Lender or Eligible Institution, as the case may be. If such Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent, the Administrative Agent shall execute such Increase Supplement and deliver a copy thereof to the Borrower and each such Lender or Eligible Institution, as the case may be. Upon execution and delivery of such Increase Supplement, (i) in the case of each such Lender, such Lender's Facility A Commitment and/or Facility B Commitment shall be increased to the amount set forth in such Increase Supplement, (ii) in the case of each such Eligible Institution, such Eligible Institution shall become a party hereto and shall for all purposes of the Loan Documents be deemed a "LENDER" with a Facility A Commitment and/or Facility B Commitment in the amount set forth in such Increase Supplement, (iii) with respect to each of the remaining scheduled mandatory reductions of the Aggregate Facility B Commitment set forth in Section 2.3(b), the percentage thereof shall be increased, on a pro rata basis, so that such remaining reductions would cause the Aggregate Facility B Commitment to be reduced to zero ($0.00) on the Facility B Maturity Date, and
(iv) the Borrower shall contemporaneously therewith execute and deliver to the Administrative Agent a Note for each such Eligible Institution providing a new Facility A Commitment or Facility B Commitment; PROVIDED, HOWEVER, that:

               (A) immediately after giving effect thereto, (1) the Aggregate Facility A Commitment shall not have been increased pursuant to this subsection
(e) to an amount greater than $40,000,000 and (2) the Aggregate Facility B Commitment shall not HAVE been increased pursuant to this subsection (e) to an amount greater than $55,000,000;

               (B) each such increase shall be in an amount not less than $5,000,000 or such amount PLUS an integral multiple of $1,000,000;

               (C) each of the Facility A Commitments and the Facility B Commitments shall not be increased on more than two occasions;

               (D) if Facility A Loans or Facility B Loans shall be outstanding immediately after giving effect to such increase, each such Lender and each such Eligible Institution shall enter into a master assignment and acceptance agreement with the other Lenders in all respects reasonably satisfactory to such other Lenders, pursuant to which each such other Lender shall assign to it a portion of its Facility A Loans or Facility B Loans, as the case may be, necessary to reflect proportionately the Facility A Commitments and Facility B Commitments as adjusted in accordance with this subsection (e), and in connection with such master assignment and acceptance agreement each such other Lender may treat the assignment of Eurodollar Advances as a prepayment of such Eurodollar Advances for purposes of Section 3.5 and the Administrative Agent hereby waives the assignment fee payable pursuant to Section 11.5(b);

               (E) each such Eligible Institution shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such Eligible Institution pursuant to Section 3.7(c); and

               (F) the Administrative Agent shall have received a new Federal Reserve Form for each existing Lender and each Eligible Institution becoming a Lender and such other certificates, legal opinions and other items as it shall reasonably request in connection with such increase.

     2.4. PREPAYMENTS OF THE LOANS

          (A) VOLUNTARY PREPAYMENTS. The Borrower shall have the right at any time and from time to time to prepay all or any portion of the Loans without premium or penalty (but subject to Section 3.5), by delivering to the Administrative Agent an irrevocable written notice thereof at least one Business Day prior to the proposed prepayment date, in the case of Loans consisting of ABR Advances, and at least three Business Days prior to the proposed prepayment date, in the case of Loans consisting of Eurodollar Advances, specifying (A) whether the Loans to be prepaid are Facility A Loans, Facility B Loans or a combination thereof, (B) whether such Loans consist of ABR Advances, Eurodollar Advances, or a combination thereof, (C) the amount to be prepaid and (D) the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified. Upon receipt of each such notice, the Administrative Agent shall promptly notify each Lender thereof. Each partial prepayment of the Loans pursuant to this subsection shall be in an amount equal to the Minimum Amount, or, if less, the outstanding principal balance of the Facility A Loans or Facility B Loans, as the case may be. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing, a conversion or a continuation) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall equal or exceed (subject to Section 3.3) the Minimum Amount.

          (B)MANDATORY PREPAYMENTS AND FACILITY B COMMITMENT REDUCTIONS RELATING TO DISPOSITIONS, EXCESS CASH FLOW AND THE RECEIPT OF APPLICABLE PROCEEDS. On or before each date set forth below, the Aggregate Facility B Commitment shall be permanently reduced in the amounts set forth below and applicable to the date specified and, in connection therewith, the Borrower shall prepay the aggregate unpaid principal amount of the Facility B Loans as set forth in Section 2.4(d):

               (I) on the last day of the Reinvestment Period for each Disposition described in Section 8.6(c), by an amount equal to 100% of the Adjusted Net Cash Proceeds with respect to such Disposition;

               (II) if at the end of either of the fiscal years ended December 31, 2001 or December 31, 2002, the Leverage Ratio is equal to or greater than 3.00:1.00, on March 31st of each immediately succeeding year, by an amount equal to the Excess Cash Flow in respect of such fiscal year MINUS THE amount of Restricted Payments made during such year to the extent permitted by Section g.7(d);

               (III) on the date of the making of any Restricted Payment pursuant to Section 8.7(b) by an amount equal to such Restricted Payment; and

               (IV) in an amount equal to all Applicable Proceeds (A) in excess of amounts used to replace or repair any properties or (B) which are NOT used or designated to replace or repair properties within one year after receipt thereof, PROVIDED THAT the Borrower or the applicable Subsidiary Guarantor shall have commenced the restoration or replacement process (including the making of appropriate filings and requests for approval) within 45 days after such casualty or after the receipt of any such condemnation proceeds, as the case may be, and diligently pursues the same through completion.

          (C)MANDATORY PREPAYMENT OF FACILITY A LOANS RELATING TO FACILITY A BORROWING BASE AMOUNT. If on any Business Day the Aggregate Facility A Exposure shall exceed the Facility A Borrowing Base Amount, the Borrower shall, on such day, prepay the Facility A Loans in an amount equal m the lesser of (i) such excess and (ii) the outstanding principal balance of the Facility A Loans. Until such excess has been prepaid, the Borrower shall not be entitled to borrow additional Facility A Loans.

          (D)OTHER MANDATORY PREPAYMENTS. Simultaneously with each reduction or termination of the Aggregate Facility A Commitment or the Aggregate Facility B Commitment, the Borrower shall prepay the Facility A Loans or Facility B Loans, as the case may be, by an amount equal to the excess, if any, of the Aggregate Facility A Exposure MINUS the Aggregate Facility A Commitment or the Aggregate Facility B Exposure MINUS the Aggregate Facility B Commitment, as the case may be, in each case after giving effect to such reduction or termination.

          (E)IN GENERAL. Simultaneously with each prepayment of a Loan, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment.

     2.5. PAYMENTS; PRO RATA TREATMENT AND SHARING OF SET-OFFS

          (A) PAYMENTS GENERALLY. (i) Except as provided below, all payments, including prepayments, of principal and interest on the Loans, of the Commitment Fee and of all other amounts to be paid by the Borrower under the Loan Documents (the Commitment Fee, together with all of such other fees, being sometimes hereinafter collectively referred to as the "FEES") shall be made to the Administrative Agent, prior to 1:00 p.m. on the date such payment is due, for the account of the applicable Credit Parties at the Payment Office, in Dollars and in immediately available funds, without set-off, offset, recoupment or counterclaim. The failure of the Borrower to make any such payment by such time shall not constitute a Default, PROVIDED THAT such payment is made on such due date, but any such payment made after 1:00 p.m. on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans. As between the Borrower and each Credit Party, any payment by the Borrower to the Administrative Agent for the account of such Credit Party shall be deemed to be payment by the Borrower to such Credit Party. Notwithstanding the foregoing, all payments pursuant to Sections 3.5, 3.6, 3.7, and 11.4 shall be paid directly to the Credit Party entitled thereto. If any payment under the Loan Documents shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided with respect to Interest Periods) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, PROVIDED, HOWEVER, that if such next Business Day would be after (A) with respect to Facility A Loans, the Facility A Maturity Date and (B) with respect to Facility B Loans, the Facility B Maturity Date, such payment shall instead be due on the immediately preceding Business Day.

               (II) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (A) FIRST, towards payment of interest and fees then due under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (B) SECOND, towards payment of principal then due in respect of Facility B Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (C) THIRD, towards payment of principal then due in respect of Facility A Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (B) SET-OFF. In addition to any rights and remedies of the Credit Parties provided by law, upon and after the acceleration of all the obligations of the Borrower under the Loan Documents to which it is a party, or at any time upon the occurrence and during the continuance of an Event of Default under Sections 9.1(a) or (b), each Credit Party shall have the right, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of such Loan Party to such Credit Party any amount owing from such Credit Party to such Loan Party, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by any Credit Party against such Loan Party or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of such Loan Party, or against anyone else claiming through or against such Loan Party, or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Credit Party prior to the making, filing or issuance, or service upon such Credit Party of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Credit Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Credit Party, PROVIDED THAT the failure to give such notice shall not affect the validity of such set-off and application.

          (C) ADJUSTMENTS. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in respect of the principal of or interest on its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of, or accrued interest on, such Loans than the proportion received by any other Lender, then the Lender receiving such greater proportion shall promptly purchase, at face value for cash, participations in the Loans to the extent necessary so that the benefit of such payment shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, PROVIDED, HOWEVER, that (i) if all or any portion of such payment is thereafter recovered, such participations shall be rescinded and the purchase price returned, in each case to the extent of such recovery, and (ii) the provisions of this Section 2.6(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.6(c) shall apply). The Borrower agrees that any Lender that purchased a participation pursuant to this subsection may exercise such rights to payment (including the right of set-off) with respect to such participation as fully as such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE 3. INTEREST, FEES, YIELD PROTECTIONS, ETC.

     3.1. INTEREST RATE AND PAYMENT DATES

          (A) ADVANCES. Each (i) ABR Advance shall bear interest at a rate per annum equal to the Alternate Base Rate PLUS the Applicable Margin and (ii) Eurodollar Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for the applicable Interest Period PLUS the Applicable Margin.

          (B) EVENT OF DEFAULT; LATE CHARGES. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to 2% PLUS THE rate otherwise applicable to such Loans as provided in subsection (a) above. If any interest, Fee or other amount payable under the Loan Documents is not paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Alternate Base Rate PLUS 2%, from the date of such nonpayment until paid in full (whether before or after the entry of a judgment thereon). All such interest shall be payable on demand.

          (C) PAYMENT OF INTEREST. Except as otherwise provided in subsection
(b) above, interest shall be payable in arrears on the following dates and upon each payment (including prepayment) of the Loans:

               (I) in the case of an ABR Advance, on the last Business Day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance;

               (II) in the case of a Eurodollar Advance, on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, the last Business Day of each three month interval occurring during such Interest Period;

               (III) in the case of all Advances constituting all or a portion of the Facility A Loans, on the Facility A Maturity Date; and

               (IV) in the case of all Advances constituting all or a portion of the Facility B Loans, on the Facility B Maturity Date.

          (D) COMPUTATIONS. Interest on (i) ABR Advances to the extent based on the Prime Rate shall be calculated on the basis of a 365 or 366-day year (as the case may be), and (ii) ABR Advances to the extent based on the Federal Funds Effective Rate and on Eurodollar Advances shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Prime Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of a rate of interest by the Administrative Agent pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the Prime Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the Prime Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

     3.2 FEES

          (A) COMMITMENT FEES.

               (I) FACILITY A COMMITMENT FEE. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Facility A Commitment Percentage, a fee (the "FACILITY A COMMITMENT FEE"), during the Facility A Commitment Period, at a rate per annum equal to the Commitment Fee Percentage on the average daily unused Aggregate Facility A Commitment. The Facility A Commitment Fee shall be payable (A) quarterly in arrears on the last Business Day of each March, June, September and December during such period, commencing on the first such day following the Effective Date, (B) on the date of any reduction in the Aggregate Facility A Commitment (to the extent of such reduction) and (C) on the Facility A Maturity Date. The Facility A Commitment Fee shall be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed.

               (II) FACILITY B COMMITMENT FEE. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Facility B Commitment Percentage, a fee (the "FACILITY B COMMITMENT FEE"), during the Facility B Commitment Period, at a rate per annum equal to Commitment Fee Percentage on the average daily unused Aggregate Facility B Commitment. The Facility B Commitment Fee shall be payable (A) quarterly in arrears on the last Business Day of each March, June, September and December during such period, commencing on the first such day following the Effective Date, (B) on the date of any reduction in the Aggregate Facility B Commitment (to the extent of such reduction) and (C) on the Facility B Maturity Date. The Facility B Commitment Fee shall be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed.

          (B) ADMINISTRATIVE AGENT'S FEES. The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

     3.3. CONVERSIONS

          (A) The Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, specifying the amount to be convened, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to (i) convert ABR Advances comprising all or a portion of Loans to Eurodollar Advances and (ii) continue Eurodollar Advances as new Eurodollar Advances by selecting a new Interest Period therefor, in each case by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, in the case of a conversion to, or continuation of, Eurodollar Advances, specifying the amount to be so converted or continued and the initial Interest Period relating thereto, PROVIDED THAT any such conversion of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such continuation of Eurodollar Advances as new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be continued as such new Eurodollar Advances. Each such notice (a "NOTICE OF CONVERSION") shall be substantially in the form of Exhibit C, shall be irrevocable and shall be given by facsimile (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower). The Administrative Agent shall promptly provide the Lenders with notice of each such election. Advances may be converted or continued pursuant to this Section 3.3 in whole or in part, PROVIDED THAT the amount to be converted to, or continued as, each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.2 and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount.

          (B) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the Borrower shall have no right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to continue any existing Eurodollar Advance as a new Eurodollar Advance. In such event, all ABR Advances shall be automatically continued as ABR Advances and all Eurodollar Advances shall be automatically converted to ABR Advances on the last day of the current Interest Period applicable to such Eurodollar Advance.

          (C) Each conversion or continuation shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion or continuation shall not constitute a borrowing for purposes of Articles 4, 5 or 6).

     3.4. CONCERNING INTEREST PERIODS

          (A) No Interest Period in respect of a Eurodollar Advance comprising all or a portion of (i) a Facility A Loan shall end after the Facility A Maturity Date or (ii) a Facility B Loan shall end after the Facility B Maturity Date.

          (B) With respect to Eurodollar Advances, any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          (C) If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

          (D) If the Borrower shall have failed to timely elect a Eurodollar Advance under Section 2.2 or 3.3, as the case may be, in connection with any borrowing of, conversion to, or continuation of, a Eurodollar Advance, such borrowing or such Advance requested to be converted to, or continued as, a Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to Section 3.3.

          (E) The Borrower shall not be permitted to have more than five Eurodollar Advances outstanding at any one time, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Borrowing Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

     3.5. FUNDING LOSS

          Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow, convert or continue a Eurodollar Advance on a Borrowing Date or Conversion Date after it shall have given notice to do so in which it shall have requested a Eurodollar Advance, or if a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Advance is outstanding, any repayment or prepayment of such Eurodollar Advance is made for any reason (including as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender the amount (calculated by such Lender using any reasonable method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss or out-of-pocket expense suffered by such Lender as a result of such failure to borrow convert, or continue, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance and any reasonable internal processing charge customarily charged by such Lender in connection therewith.

     3.6. INCREASED COSTS; ILLEGALITY, ETC.

          (A) INCREASED COSTS. If any Change in Law shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Credit Party in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate and the result thereof is to increase the cost to any Credit Party of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable under the Loan Documents in respect of its Eurodollar Advances, then, in any such case, the Borrower shall pay such Credit Party such additional amounts as are sufficient to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Credit Party deems to be material as determined by such Credit Party.

          (B) CAPITAL ADEQUACY. If any Credit Party determines that any Change in Law relating to capital requirements has or would have the effect of reducing the rate of return on such Credit Party's capital or on the capital of such Credit Party's holding company, if any, on the Loans to a level below that which such Credit Party (or its holding company) would have achieved or would thereafter be able to achieve but for such Change in Law (after taking into account such Credit Party's (or such holding company's) policies regarding capital adequacy), the Borrower shall pay to such Credit Party (or such holding company) such additional amount or amounts as will compensate such Credit Party (or such holding company) for such reduction.

          (C) ILLEGALITY. Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive,or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (i) the commitment of such Lender to make Such Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance and (iii) such Lender's Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to ABR Advances on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law. The commitment of any such Lender with respect to Eurodollar Advances shall be suspended until such Lender shall notify the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist. Upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender's commitment to make or maintain Eurodollar Advances shall be reinstated.

          (D) SUBSTITUTED INTEREST RATE. In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section
3.1 or (ii) the Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion or continuation of any portion of the Advances into or of Eurodollar Advances (each, an "AFFECTED ADVANCE"), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances and
(C) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii), as the case may be, of this subsection (d) has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 3.1 or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders, nor shall the Borrower have the right to convert all or any portion of the Loans to or as Eurodollar Advances.

          (E) PAYMENT; CERTIFICATES. Each payment pursuant to subsections (a) or
(b) above shall be made within 10 days after demand therefor, which demand shall be accompanied by a certificate of the Credit Party demanding such payment setting forth the calculations of the additional amounts payable pursuant thereto. Each such certificate shall be conclusive absent manifest error. No failure by any Credit Party to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time.

     3. 7. TAXES

          (A) PAYMENTS FREE OF TAXES. All payments by or on account of the Borrower under any Loan Document to or for the account of a Credit Party shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified Taxes or Other Taxes, PROVIDED THAT if the Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrower to or on behalf of any Credit Party under any Loan Document (each, a "REQUIRED PAYMENT"), then (i) the Borrower shall notify the Administrative Agent and such Credit Party of any such requirement or any change in any such requirement as soon as the Borrower becomes aware thereof, (ii) the Borrower shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on such Credit Party) on behalf and in the name of such Credit Party, (iii) the Borrower shall pay to such Credit Party an additional amount such that such Credit Party shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrower shall, within 30 days after paying such Indemnified Tax or Other Tax, deliver to the Administrative Agent and such Credit Party satisfactory evidence of such payment to the relevant Governmental Authority.

          (B) REIMBURSEMENT FOR TAXES AND OTHER TAXES PAID BY CREDIT PARTY. The Borrower shall reimburse each Credit Party, within ten days after written demand therefor, for the full amount of all Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by such Credit Party's unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party shall be conclusive absent manifest error. In the event that any Credit Party determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the BORROWER under this Section 3.7, such Credit Party shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

          (C) FOREIGN CREDIT PARTIES. Any Foreign Credit Party that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or any treaty to which the United States is a party, with respect to payments under the Loan Documents shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (including Internal Revenue Form 4224 or Form 1001) or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

     3.8. REGISTER

          The Administrative Agent will maintain a register for the recordation of the names and addresses of the Lenders and the Facility A Commitment and Facility B Commitment of, and principal amount of the Loans owing to, each Lender (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Loan Party and each Credit Party may treat each party whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

         In order to induce the Credit Parties to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Credit Parties:

     4.1. ORGANIZATION AND POWER

     Each of the Borrower and each Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its progeny and to carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted therein or the property owned by it therein makes such qualification necessary, except where such failure to qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect.

     4.2. AUTHORIZATION; ENFORCEABILITY

          The Transactions are within the corporate, partnership or other analogous powers of each of the Borrower and each Subsidiary party thereto and have been duly authorized by its Managing Person and, if required, by any other Person including holders of its Capital Stock. Each Loan Document has been validly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     4.3. APPROVALS; NO CONFLICTS

          The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except (x) such as have been obtained or made and are in full force and effect, (y) solely in Connection with the initial Loans made on the Effective Date, the filing of UCC financing statements as contemplated by
Section 5.5, and (z) consents of the FCC in connection with the satisfaction of the provisions Section 7.11 and 7.12 and in connection with the exercise of remedies as provided in the Security Agreement, (ii) will not violate any applicable law, rule or regulation or the Organizational Documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary other than Permitted Liens.

     4.4. FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE

          (A) The Borrower has heretofore furnished to each Credit Party the consolidated balance sheet and the related statements of operations, shareholders' equity and cash flows as of and for the fiscal year ended December 31, 1997, as audited and certified by the Accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the quarterly statements referred to above. Except as fully reflected in such financial statements, there are no material liabilities or obligations with respect to the Borrower or any Subsidiary of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

          (B) Since December 31, 1997, each of the Borrower and each Subsidiary has conducted its business only in the ordinary course and there has been no Material Adverse change.

     4.5. PROPERTIES

          (A) Each of the Borrower and each Subsidiary has and, except with respect to FCC Licenses which cannot be transferred without the consent of the applicable Governmental Authority, good and marketable title to, or valid leasehold interests in, all of its property, real and personal, material to its business, subject to no Liens, except Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (B) Each of the Borrower and each Subsidiary owns or is licensed to use all Intellectual Property material to its business, and the use thereof by the Borrower or any Subsidiary does not conflict with or infringe upon the valid rights of others, except for any such conflicts or infringements that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect.

     4. 6. LITIGATION

          Except as set forth on Schedule 4.6, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower or any Subsidiary) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary, or maintained by the Borrower or any Subsidiary or which may affect the property of the Borrower or any Subsidiary, (i) that, in the good faith opinion of the Borrower, would reasonably be expected to have an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse effect or (ii) that involve any of the Transactions. Since the Effective Date, there has been no change in the status of any matter disclosed on Schedule 4.6 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse effect.

     4. 7. ENVIRONMENTAL MATTERS

          Except as set forth on Schedule 4.7 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect, neither the Borrower nor any Subsidiary has (i) received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to result in a Material Adverse effect, arising in connection with any non-compliance with or violation of the requirements of any applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance (as defined below) or to health and safety matters (collectively, "ENVIRONMENTAL LAWS"),
(ii) to the best knowledge of the Borrower, any threatened or actual liability in connection with the release or threatened release of any Hazardous Substance into the environment which individually or in the aggregate could reasonably be expected to result in a Material Adverse effect, (iii) received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Borrower or any of its Subsidiaries is or would be liable, which liability could reasonably be expected to result in a Material Adverse effect, or (iv) has received notice that the Borrower or any of its Subsidiaries is or may be liable to any Person under any Environmental Law, which liability could reasonably be expected to result in a Material Adverse effect. Each of the Borrower and each of its Subsidiaries is in compliance with the financial responsibility requirements of Environmental Laws to the extent applicable, except in those cases in which the failure so to comply would not reasonably be expected to result in a Material Adverse effect. For purposes hereof, "HAZARDOUS SUBSTANCE" shall mean any hazardous or toxic substance, material, waste or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, radioactive materials or any other substance or waste regulated pursuant to any Environmental Law. Since the Effective Date, there has been no change in the status of any matter disclosed on Schedule 4.7 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse effect.

     4.8. COMPLIANCE WITH LAWS AND AGREEMENTS; NO DEFAULT

     Each of the Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect. No Default has occurred and is continuing.

     4.9. INVESTMENT COMPANIES AND OTHER REGULATED ENTITIES

          None of the Borrower, any Subsidiary nor any Person controlled by, controlling, or under common control with, the Borrower or any Subsidiary, is
(i) an "INVESTMENT COMPANY" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (ii) a "HOLDING COMPANY" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or the Federal Power Act, as amended, or (iii) subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness for borrowed money, including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     4.10. FEDERAL RESERVE REGULATIONS

          Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or otherwise for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or X.

     4.11. ERISA

          Each Pension Plan is in compliance with ERISA and the Code, where applicable, in all material respects and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.
87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Pension Plans.

     4.12. TAXES

          Each of the Borrower and each Subsidiary has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid, or caused to be paid, all Taxes required to have been paid by it except (i) Taxes being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves, or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse effect.

     4.13. SUBSIDIARIES

          As of the Effective Date, (i) the Borrower has only the Subsidiaries set forth on, and the authorized, issued and outstanding Capital Stock of the Borrower and the Subsidiaries is as set forth on, Schedule 4.13 and (ii) the ownership interests in each Subsidiary of the Borrower are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially and of record by the Persons set forth on such Schedule 4.13, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 4.13, neither the Borrower nor any of its Subsidiaries has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and there are no agreements, voting trusts or understandings binding upon the Borrower or any Subsidiary with respect to the voting securities of the Borrower or any Subsidiary or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

     4.14. ABSENCE OF CERTAIN RESTRICTIONS

          No indenture, certificate of designation for preferred stock, agreement or instrument to which the Borrower or any Subsidiary is a party (.other than this Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, the Borrower or to another Subsidiary.

     4.15. LABOR RELATIONS

          As of the Effective Date, there are no material controversies pending between the Borrower or any Subsidiary and its employees which might result in a Material Adverse effect.

     4.16. INSURANCE

          Schedule 4.16 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

     4.17. FCC MATTERS

          (A) The Borrower and each Subsidiary (i) have duly and timely filed all filings which are required to be flied by the Borrower and each Subsidiary under the Communications Act and the rules and regulations of the FCC, the failure to file of which could reasonably be expected to have a Material Adverse effect, and (ii) are in all material respects in compliance with the Communications Act, including, without limitation, the rules and regulations of the FCC relating to the transmission of radio signals.

          (B) Schedule 4.17 correctly and completely sets forth all FCC Licenses held by the Borrower or any Subsidiary and the applicable expiration dates for each such FCC license, and the name of the Person holding each such FCC License.

          (C) Upon compliance with Section 7.11 and 7.12, the License Subsidiaries will be the registered holders of FCC Licenses duly issued by the FCC in respect of all Broadcasting Stations owned and operated by the Borrower and each Subsidiary. Such FCC Licenses constitute all of the authorizations by the FCC or any other Governmental Authority necessary for the operation of the broadcasting businesses of the Borrower and each Subsidiary substantially in the manner presently being conducted by it in all material respects, and such FCC Licenses are in full force and effect, unimpaired in any material respect by any act or omission by the Borrower or such Subsidiary. To the best of the Borrower's knowledge, except as may be set forth in Schedule 4.17, neither the Borrower nor any Subsidiary is a party to any investigation, notice of violation, order or complaint issued by or before the FCC. Except as may be set forth in Schedule 4.17, there are no proceedings by or before the FCC against the Borrower, any Subsidiary or in respect of any of the FCC Licenses, which could in any manner materially threaten or adversely affect the validity of any of such FCC Licenses. Neither the Borrower nor any Subsidiary has knowledge of a threat of any investigation, notice of violation, order, complaint or proceeding before the FCC, and has no reason to believe that any of such FCC Licenses will not be renewed in the ordinary course.

          (D) As of the Effective Date, except for FCC Licenses held by Simmons New Mexico and FCC Licenses held by the Borrower with respect to the Austin Station, all FCC Licenses held by the Borrower or any Subsidiary are held by one or more License Subsidiaries.

          (E) No License Subsidiary is engaged in any business other than (i) owning, holding and maintaining in full force and effect the FCC Licenses and other assets transferred to such License Subsidiary and (ii) performing the obligations of such License Subsidiary under the applicable License Subsidiary Management Agreement.

     4.18. CONCERNING THE ZIONS STOCK

          As of the Effective Date, the Borrower owns 1,804,584 shares of Zions Stock, free and clear of all Liens other than the Liens in favor of the Secured Parties. Subject to the rights of the Secured Parties, the Zions Stock owned by the Borrower is not subject to any restriction on its sale, transfer or other disposition.

     4.19. CONCERNING THE TERMINATING BANK DEBT

          The Terminating Bank Debt is not "PURPOSE CREDIT" within the meaning of Regulation U.

     4.20. YEAR 2000

          All of the material computer software, computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Borrower or any Subsidiary in the conduct of its business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing and/or receiving,
(i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in Connection with any valid date in the twentieth and twenty-first centuries.

     4.21. FINANCIAL CONDITION

          On the Effective Date and after giving effect to the Loans made on such date, neither the Borrower nor any Subsidiary Guarantor is Insolvent.

     4.22. CONCERNING SIMMONS SATELLITE, INC. AND ITS SUBSIDIARIES

          Neither Simmons Satellite, Inc. nor any of its Subsidiaries is engaged in the active conduct of a trade or business.

     4.23. NO MISREPRESENTATION

          The Borrower has disclosed to each Credit Party all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse effect. No certificate or report from time to time furnished by any of the Loan Parties in connection with the Transactions contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, PROVIDED THAT any projections or pro-forma financial information contained therein are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Credit Parties that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

ARTICLE 5. CONDITIONS PRECEDENT TO FIRST LOANS

          In addition to the conditions precedent set forth in Article 6, the obligation of the Credit Parties to make the initial Loans shall not become effective until each of the following conditions precedent have been satisfied or shall be contemporaneously satisfied (or waived in accordance with Section 11.1):

     5.1. EVIDENCE OF ACTION

          The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of each Loan Party:

          (A) attaching a true and complete copy of the resolutions of its Managing Person and of all other documents evidencing all necessary corporate, partnership or other action (in form and substance satisfactory to the Administrative Agent) taken to authorize the Loan Documents to which it is a party and the transactions contemplated thereby;

          (B) attaching a true and complete copy of its Organizational
Documents;

          (C) setting forth the incumbency of its officer or officers (or other analogous counterpart) who may sign the Loan Documents, including therein a signature specimen Of such officer or officers (or other analogous counterpart); and

          (D) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business, except, in the case of such other jurisdiction, when the failure to be in good standing in such jurisdiction would not result in a Material Adverse effect.

     5.2. THIS AGREEMENT

          The Administrative Agent (or Special Counsel) shall have received, in respect of each Person listed on the signature pages of this Agreement, either
(i) a counterpart signature page hereof signed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include a facsimile transmission of a signed signature page of this Agreement) that a counterpart signature page hereof has been signed on behalf of such Person.

     5. 3. NOTES

          The Administrative Agent shall have received a Note for each Lender, dated the Effective Date, duly executed by a duly authorized officer of the Borrower.

     5.4. OPINIONS OF COUNSEL TO THE LOAN PARTIES

          The Administrative Agent shall have received favorable opinions of (i) Callister Nebeker & McCullough, counsel to the Loan Parties, and (ii) Dow Lohnes & Albertson, PLLC, special FCC Counsel to the Loan Parties, each addressed to the Credit Parties (and permitting Special Counsel to rely thereon), dated the Effective Date, substantially in the forms of Exhibits E and E-1.

     5.5. SECURITY DOCUMENTS, SEARCH REPORTS, ETC.

          The Administrative Agent (or Special Counsel) shall have received a counterpart of the Security Agreement, dated the Effective Date, signed by the Borrower and each other Loan Party party thereto (or a facsimile of a signature page thereof signed by the Borrower and each such other Loan Party) together with the following:

          (A) a completed Perfection Certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings and the results of tax and judgment lien searches made with respect to the Borrower and each Subsidiary Guarantor in the jurisdictions contemplated by the Perfection Certificate and such other jurisdictions as the Administrative Agent may reasonably request, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by Such financing statements (or similar documents) are permitted by
Section 8.2 or have been released;

          (B) one or more stock certificates, evidencing 100% of the issued and outstanding Capital Stock of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (to the extent certificated), together with undated stock powers with respect thereto, executed in blank by the Borrower or such Subsidiary Guarantor, as the case may be, in all respects satisfactory to the Administrative Agent;

          (C) one or more stock certificates, evidencing not less than 1,804,584 shares of Zions Stock registered in the name of the Borrower, together with an undated stock power with respect to each such certificate, executed in blank by the Borrower and bearing a signature guarantee in all respects satisfactory to the Administrative Agent;

          (D) such Uniform Commercial Code Financing Statements, executed by the appropriate Loan Party, as shall be reasonably requested by the Administrative Agent; and

          (E) such other documents as the Administrative Agent may require in connection with the creation and perfection of the security interests intended to be granted under the Security Documents.

     5. 6. LICENSE SUBSIDIARY MANAGEMENT AGREEMENTS

          Each of KDYL License Subsidiary, KMGR License Subsidiary, KQMB License Subsidiary, KRSP License Subsidiary, KSFI License Subsidiary, KXRK License Subsidiary and Simmons St. George License Subsidiary shall have entered into a License Subsidiary Management Agreement with its parent and the Administrative Agent shall have received a copy of each thereof, certified by a Financial Officer of the Borrower to be a true and complete copy thereof.

     5. 7. FINANCIAL OFFICER'S CERTIFICATE

          The Administrative Agent shall have received a certificate signed by a Financial Officer of the Borrower, in all respects reasonably satisfactory to the Administrative Agent, dated the Effective Date:

          (A) certifying that the representations and warranties contained in the Loan Documents are true and correct and that after giving effect to the transactions contemplated by the Loan Documents, no Default exists or will exist,

          (B) certifying that all approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents have been obtained, all required notices have been given and all required waiting periods have expired,

          (C) certifying that since December 31, 1997, there has been no Material Adverse change, and

          (D) setting forth the Leverage Ratio (including calculations thereof) after giving effect to the Loans made on the Effective Date.

     5.8. FEDERAL RESERVE FORMS

          The Administrative Agent shall have received a Federal Reserve Form for each Lender.

     5. 9. TERMINATING BANK DEBT

          The Borrower shall have fully repaid all Terminating Bank Debt and all agreements with respect thereto shall have been cancelled or terminated, all Liens, if any, securing the same shall have been terminated, and the Administrative Agent shall have received satisfactory evidence thereof,

     5.10. PROPERTY, PUBLIC LIABILITY AND OTHER INSURANCE

          The Administrative Agent shall have received a certificate of all insurance maintained by the Borrower and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent.

     5.11. AUDITED 1997 FINANCIAL STATEMENTS

          The Administrative Agent shall have received the following, each in form and substance reasonably satisfactory to it:

          (A) a copy of the audited consolidated balance sheet and related statements of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for its fiscal year ending December 31, 1997, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without an Impermissible Qualification) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

          (B) a copy of its unaudited consolidating balance sheets and related consolidating statements of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for its fiscal year ending December 31, 1997, setting forth in each case in comparative form the figures for the previous fiscal year, together with a certificate of a Financial Officer to the effect that such consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidating basis in accordance with GAAP consistently applied.

     5.12. FEES

          The Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent under the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of the fees and disbursements of Special Counsel and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     5.13. OTHER DOCUMENTS

          The Administrative Agent shall have received such other documents, each in form and substance reasonably satisfactory to it, as it shall reasonably request.

ARTICLE 6. CONDITIONS PRECEDENT TO EACH LOAN

         The obligation of each Credit Party to make any Loan under this Agreement shall be subject to the satisfaction of the following conditions precedent as of the date thereof:

     6.1. COMPLIANCE

          On each Borrowing Date and after giving effect to the Loan thereon (i) no Default shall have occurred or be continuing; and (ii) the representations and warranties contained in the Loan Documents (other than representations and warranties contained in Section 4.4(a)) shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. Each Loan and each Borrowing Request therefor shall constitute a certification by the Borrower as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

     6.2. BORROWING REQUEST

          The Administrative Agent shall have received a Borrowing Request, executed by a duly authorized officer of the Borrower.

     6.3. LAW

          Such Loan not be prohibited by any applicable law, rule or regulation.

ARTICLE 7. AFFIRMATIVE COVENANTS

         The Borrower agrees that, so long as any Facility A Commitment or Facility B Commitment is in effect and until the principal of, and interest on, each Loan, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

     7.1. FINANCIAL STATEMENTS AND INFORMATION

          The Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender:

          (A) within 120 days after the end of each fiscal year a copy of:

                    (I) the audited consolidated balance sheet and related statements of operations, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without (x) a "GOING CONCERN" or like qualification or exception, (y) any qualification or exception as to the scope of such audit or (z) any exception or qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause the Borrower to be in default of any of its Obligations under Section
     8.15 (each, an "IMPERMISSIBLE QUALIFICATION")) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, it being understood that if the Borrower is obligated to file an annual report on Form 10-K in respect of such fiscal year with the SEC, the Borrower may satisfy its obligations under this subsection (a)(i) by furnishing copies of such Form 10-K together with the financial statements required to be attached thereto, and

                    (II) the unaudited consolidating balance sheets and related statements of operations, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year;

          (B) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of its (A) consolidated and consolidating balance sheets and the related consolidated and consolidating statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and (B) unaudited financial information for each of the Borrower's business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, it being understood that if the Borrower is obligated to file a quarterly report on Form 10-Q in respect of such fiscal quarter with the SEC, the Borrower may satisfy its obligations under this subsection (b) with respect to consolidated statements by furnishing copies of such Form 10-Q together with the financial statements required to be attached thereto;

          (C) concurrently with any delivery of financial statements under subsections (a) or (b) above, a certificate (a "COMPLIANCE CERTIFICATE") of a Financial Officer of the Borrower, substantially in the form of Exhibit D, (i) certifying as to whether a Default has occurred and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, setting forth reasonably detailed calculations demonstrating compliance with Section 8.15 and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 414 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

          (D) concurrently with any delivery of financial statements under subsection (a) above, a certificate executed by a Financial Officer of the Borrower (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this subsection (e), (ii) certifying that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and re-registrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interest of the Administrative Agent for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period) and (iii) identifying in the format of Schedule 5 thereof, Equity Interests (as defined in the Security Agreement) of the Borrower and each Subsidiary Guarantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Administrative Agent;

          (E) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the FCC, the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

          (F) no later than the third Business Day of each month, a certificate of a Financial Officer of the Borrower certifying as to the Zions Stock Value as of the last Business Day of the preceding month; and

          (G) promptly following any request therefor, such other information regarding the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as any Credit Party may reasonably request.

     7.2. NOTICE OF MATERIAL EVENTS

          The Borrower shall furnish to the Administrative Agent and each Lender, prompt written notice of the following together with a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

          (A) the occurrence of any Default;

          (B) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse effect;

          (C) any lapse, refusal to renew or extend or other termination of any material license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Person or Governmental Authority, which lapse, refusal or termination, could reasonably be expected to result in a Material Adverse effect;

          (D) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse effect;

          (E) the Occurrence of any Equity Issuance resulting in Net Cash Proceeds, any Qualifying Equity Offering and any Permitted Diversifying Acquisition;

          (F) the occurrence of any insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding; or

          (G) the occurrence of any other development that has or could reasonably be expected to result in, a Material Adverse effect.

     7.3. EXISTENCE; CONDUCT OF BUSINESS

          The Borrower shall, and shall Cause each Subsidiary to, do or Cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence (PROVIDED THAT the foregoing shall not prohibit any merger or consolidation not prohibited by Section 8.3), and (ii) all rights, licenses, permits, privileges and franchises the absence of which would reasonably be expected to have a Material Adverse effect.

     7.4. PAYMENT OF OBLIGATIONS

          The Borrower shall, and shall cause each Subsidiary to, pay and discharge when due, its obligations, including obligations with respect to Taxes, which, if unpaid, could reasonably be expected to result in a Material Adverse effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse effect.

     7.5. MAINTENANCE OF PROPERTIES

          The Borrower shall, and shall cause each Subsidiary to, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted) at all times, all of its property other than property, the loss of which would not reasonably be expected to have a Material Adverse effect.

     7.6. INSURANCE

          The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

     7.7. BOOKS AND RECORDS: INSPECTION RIGHTS

          The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, free and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times upon reasonable prior notice, permit representatives of the Credit Parties to (i) visit the offices of the Borrower and each Subsidiary,
(ii) examine such books and records and Accountants' reports relating thereto,
(iii) make copies or extracts therefrom, (iv) discuss the affairs of the Borrower and each such Subsidiary with the respective officers thereof, (v) to examine and inspect the property of the Borrower and each such Subsidiary and
(vi) meet and discuss the affairs of the Borrower and each such Subsidiary with the Accountants.

     7.8. COMPLIANCE WITH LAWS

          The Borrower shall, and shall cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect.

     7.9. ADDITIONAL SUBSIDIARIES

          In the event that on or after the Effective Date, any Person shall become a Subsidiary, the Borrower shall (i) notify the Administrative Agent in writing thereof within three Business Days thereof, (ii) cause such Person to execute and deliver to the Administrative Agent a Guarantee Supplement within five Business Days thereafter, (iii) cause any shares of Capital Stock of such new Subsidiary owned by or on behalf of any Loan Party to be pledged pursuant to the Security Agreement within five Business Days thereafter (iv) cause each such new Subsidiary to deliver to the Administrative Agent any shares of Capital Stock owned by or on behalf of such new Subsidiary in any other Subsidiary within five Business Days after such Subsidiary is formed or acquired (v) if such new Subsidiary has any FCC Licenses, comply with the provisions of Section 7.12, and (vi) deliver to the Administrative Agent a Perfection Certificate with respect to such Subsidiary, and such certificates, instruments and opinions as the Administrative Agent may request.

     7.10. ADDITIONAL COLLATERAL

          If after the Effective Date, the Borrower or any other Loan Party acquires any property which would constitute Collateral, the Borrower shall, and shall cause each such Loan Party to, execute any and all documents, and take all such further actions that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the Transactions or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

     7.11. CONCERNING SIMMONS NEW MEXICO

          (A) Not later than June 1, 1998, the Borrower shall deliver to the Administrative Agent such favorable opinions Of counsel to Simmons New Mexico, including an opinion of New Mexico counsel, in form and substance satisfactory to the Administrative Agent, in each case addressed to the Credit Parties (and permitting Special Counsel to rely thereon), as to, among other things, the due authorization, execution and delivery of the Loan Documents to which Simmons New Mexico is a party.

          (B) Not later than July 31, 1998, Simmons New Mexico shall have created a License Subsidiary (which shall be a Wholly Owned Subsidiary thereof) and, in connection with therewith, shall have complied with the provisions of
Section 7.12(b)(ii) through (v).

     7.12. ADDITIONAL FCC LICENSES

          (A) Upon the receipt by the Borrower or any Subsidiary of any additional FCC License, subject to the prior approval of the FCC which the Borrower agrees to use its best efforts to promptly obtain, the Borrower or such Subsidiary shall contribute such FCC License either (i) to one of its existing License Subsidiaries and cause the applicable License Subsidiary Management Agreement to be amended or otherwise modified with respect thereto, or (ii) a newly created License Subsidiary and deliver to the Administrative Agent a certificate of an officer of the Borrower in all respects satisfactory to the Administrative Agent and dated the date of such transfer attaching a true, complete and correct copy of each order from the FCC, and all other similar orders from all other applicable Governmental Authorities and other Persons, if any, with regard to the transfer of the FCC licenses to such License Subsidiary. In the event that such FCC License is transferred to a newly created License Subsidiary pursuant to clause (ii) above, the requirements of clauses (ii) through (viii) of subsection (b) below shall also be satisfied.

          (B) Upon the Acquisition of a Subsidiary (to the extent permitted by Section 8.5) holding an FCC License or the creation of a new License Subsidiary pursuant to subsection (a) above or Section 7.11, the Borrower shall:

               (I) create a new License Subsidiary with respect thereto;

               (II) cause such License Subsidiary to execute and deliver a License Subsidiary Management Agreement and deliver a copy thereof to the Administrative Agent;

               (III) subject to the prior approval of the FCC which such Borrower agrees to use its best efforts to promptly obtain, transfer the FCC License to such License Subsidiary and provide the Administrative Agent with evidence thereof, including, without limitation, copies of FCC and related approvals;

               (IV) cause certificates evidencing all of the issued and outstanding shares of Capital Stock of such License Subsidiary to be delivered to the Administrative Agent as additional Collateral, together with an undated stock power with respect thereto, executed in blank by the Borrower or the Subsidiary Guarantor, as the case may be; and

               (V) deliver to the Administrative Agent such other documents as may be requested by the Administrative Agent, including documents relating to the pledge of the Capital Stock of such License Subsidiary, certificates and legal opinions.

     7.13. MAINTENANCE OF FCC LICENSES

          The Borrower shall maintain, and cause each Subsidiary to maintain, in full force and effect, the operating license issued by the FCC to it for each Broadcasting Station. The Borrower shall also maintain and cause each Subsidiary to maintain, in full force and effect, all other material licenses, copyrights, patents, including all licenses, permits, applications, reports, authorizations and other rights as are necessary for the conduct of its business, except to the extent that such ownership or right to use shall terminate as a matter of law or expire as a matter of contractual right through no action or default by the Borrower or any Subsidiary.

ARTICLE 8. NEGATIVE COVENANTS

          The Borrower agrees that, so long as any Facility A Commitment or Facility B Commitment is in effect and until the principal of, and interest on, each Loan, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

     8.1. INDEBTEDNESS

          The Borrower shall not, and shall not permit any Subsidiary or Simmons Lone Star to, create, incur, assume or suffer to exist any liability for Indebtedness, except:

          (A) Indebtedness due under the Loan Documents and, in the case of Simmons Lone Star, Indebtedness due under the Simmons Lone Star Note;

          (B) Indebtedness of the Borrower or any Subsidiary existing on the Effective Date as set forth on Schedule 8.1 (other than the Terminating Bank Debt which is to be repaid on the Effective Date), but not any extensions, renewals and replacements of any such Indebtedness;

          (C) Indebtedness of the Borrower to any Subsidiary Guarantor or of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

          (D) unsecured Indebtedness of the Borrower to a seller incurred in connection with an Acquisition permitted pursuant to Section 8.5, PROVIDED THAT
(i) immediately before and after giving effect thereto, no Default shall or would exist, (ii)immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made, (iii) the aggregate amount of all such Indebtedness does not exceed $5,000,000, and (iv) such Indebtedness is subordinated to the Indebtedness under the Loan Documents in form and substance satisfactory to the Administrative Agent; and

          (E) other Indebtedness of the Borrower or any of its Subsidiaries (other than Simmons Lone Star or any License Subsidiary) in an aggregate outstanding principal amount not to exceed $500,000.

     8.2. NEGATIVE PLEDGE

          The Borrower shall not, and shall not permit any Subsidiary or Simmons Lone Star to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following (collectively, "PERMITTED LIENS"):

          (A) any Customary Lien;

          (B) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 8.2, PROVIDED THAT (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date;

          (C) Liens securing Capital Lease Obligations and Liens on property of the Borrower or any Subsidiary (other than Simmons Lone Star and any License Subsidiary) (including, in the event such property constitutes Capital Stock of a newly acquired Subsidiary (other than Simmons Lone Star or any License Subsidiary), Liens on the property of such Subsidiary) acquired after the Effective Date and either existing on such property when acquired, or created contemporaneously with such acquisition, to secure the payment or financing of the purchase price thereof, PROVIDED THAT such Liens attach only to the property so purchased or acquired and, PROVIDED FURTHER, that the Indebtedness secured by such Liens is permitted by Section 8.1(e); and

          (D) in the case of Simmons Lone Star, Liens under the Simmons Lone Star Security Agreement.

     8.3. FUNDAMENTAL CHANGES

          The Borrower shall not, and shall not permit any Subsidiary, to consolidate or merge into or with any other Person, or permit any other Person to merge into or consolidate with it or any of the Subsidiaries, or sell, transfer, lease or otherwise, dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of any class of the Capital Stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or permit any Subsidiaries to do any of the foregoing, except that, so long as immediately before and after giving effect thereto, no Default shall or would exist:

          (A) the Borrower may merge with any Subsidiary Guarantor and any Subsidiary Guarantor may merge with the Borrower or any other Subsidiary Guarantor, PROVIDED THAT in connection with any merger involving the Borrower, the Borrower shall be the survivor thereof;

          (B) the Borrower and the Subsidiaries (other than a License Subsidiary) may consummate any sale, assignment, lease, transfer or other disposition permitted by Section 8.6, and

          (C) provided that (i) immediately before and after giving effect thereto, no Default shall or would exist, and (ii) immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made, Simmons Satellite, Inc. and its Subsidiaries may be dissolved.

     8.4. INVESTMENTS, LOANS, ADVANCES AND GUARANTEES

          The Borrower shall not, and shall not permit any Subsidiary to, at any time, purchase or otherwise acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary of the Borrower prior to such merger), hold or invest in any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing and any derivative product) of, make or permit to exist any loans to or advances on behalf of, incur any Guarantees in respect of any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of which are sometimes referred to herein as "INVESTMENTS"), except:

          (A) Investments in Cash Equivalents;

          (B) Investments existing on the Effective Date as set forth on
Schedule 8.4;

          (C) Investments by the Borrower in the Capital Stock of or debt issued by any Subsidiary Guarantor and investments by any Subsidiary in the Capital Stock of or debt issued by the Borrower or any Subsidiary Guarantor, PROVIDED THAT the proceeds of such investment in a Borrower or a Subsidiary Guarantor shall be received by the Borrower or such Subsidiary Guarantor;

          (D) Unconsolidated Investments made on or after the Effective Date, (other than Investments in Simmons Lone Star) PROVIDED THAT, (i) immediately before and after giving effect thereto, no Default shall or would exist, (ii) immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made, and (iii) the aggregate amount of all such Unconsolidated Investments does not exceed $10,000,000, it being understood that Investments in Simmons Satellite, Inc. or any of its Subsidiaries shall not be permitted hereunder;

          (E) Investments by the Borrower in Simmons Lone Star made on or after the date of this Agreement and prior to the end of the second fiscal-quarter of the 1999 fiscal year to fund operating losses of Simmons Lone Star (collectively, "SIMMONS LONE STAR INVESTMENTS"), PROVIDED, HOWEVER:

               (I) immediately before and after giving effect thereto, no Default shall or would exist,

               (II) each such Simmons Lone Star investment shall be made as a loan which, together with the proceeds of sale of the Austin Station in accordance with Section 8.6(b), shall be evidenced by a promissory note of Simmons Lone Star (the "SIMMONS LONE STAR NOTE"), in form and substance satisfactory to the Administrative Agent, which note shall be due and payable on demand but if demand shall not have been previously made, on the earlier of the sale, assignment, lease, transfer or other disposition of
     (x) all or substantially all of the assets of Simmons Lone Star, (y) the FCC Licenses applicable to the Austin Station and (z) any partnership interest in Simmons Lone Star by the Borrower or any limited partner thereof (other than, in the case of a limited partner, a transfer to such limited partner's immediate family members, heirs or beneficiaries, AND any trusts established for the benefit of any of the foregoing),

               (III) the Administrative Agent shall have received at least 5 Business Days' prior written notice thereof,

               (IV) the Administrative Agent shall have received (A) the Simmons Lone Star Note indorsed in blank as additional Collateral under the Security Agreement, (B) an executed copy of a security agreement made by Simmons Lone Star to the Borrower and assigned by the Borrower to the Administrative Agent (the "SIMMONS LONE STAR SECURITY AGREEMENT"), in form and substance satisfactory to the Administrative Agent, (C) such UCC, tax and judgment lien searches against Simmons Lone Star as the Administrative Agent shall request, (D) such UCC-1 financing statements duly executed by Simmons Lone Star, as debtor and the Borrower as Secured Party, as the Administrative Agent shall request, and (E) such other documents (including opinions of counsel) as the Administrative Agent shall request;

               (V) the aggregate amount of Simmons Lone Star Investments made during the (A) 1998 fiscal year Shall not exceed $500,000, (B) the first and second quarters of the 1999 fiscal year shall not exceed $100,000 and
     (C) thereafter shall not exceed $0.

          (F) Acquisitions permitted by Section 8.5; and

          (G) Guarantees permitted by Section 8.1 and Hedging Agreements permitted by Section 8.8.

     8.5. ACQUISITIONS

          The Borrower shall not, and shall not permit any Subsidiary to, at any time, make any purchase or other acquisition (including by way of a dividend received or otherwise and whether in a single transaction or in a series of related transactions) of (i) any assets of any other Person that, taken together, constitute a business unit, (ii) any Capital Stock of any other Person if, immediately thereafter, such other Person would be a Subsidiary of the Borrower (iii) any assets of any other Person otherwise not in the ordinary course of business, (iv) the Capital Stock owned by the minority shareholders in Simmons New Mexico (whether pursuant to the Simmons New Mexico Shareholders' Agreement or otherwise), (v) enter into any binding agreement to perform any transaction described in clauses (i), (ii), (iii) or (iv) above which is not contingent on obtaining the consent of the Required Lenders (each transaction described in clauses (i), (ii), (iii), (iv) and (v) above being referred to as an "ACQUISITION"), or (vi) make any deposit in connection with any potential Acquisition, except:

          (A) Acquisitions of Investments permitted by Section 8.4;

          (B) Acquisitions by the Borrower or any Subsidiary Guarantor, PROVIDED THAT, with respect to any Acquisition, the sum (the "ACQUISITION CONSIDERATION ") of (i) the cash consideration paid or agreed to be paid in connection therewith, PLUS (ii) the fair market value of all non-cash consideration paid or agreed to be paid in connection therewith, PLUS (iii) an amount equal to the principal or stated amount of all liabilities assumed or incurred in connection therewith PLUS (iv) Capital Expenditures anticipated to be incurred for the 12 month period following such Acquisition shall not exceed $10,000,000, PROVIDED FURTHER THAT:

               (A) immediately before or after giving effect to each such Acquisition, no Default shall or would exist, and immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made,

               (B) the Borrower or Subsidiary Guarantor making the Acquisition shall have complied with the provisions of Sections 7.9, 7.10 and 7.12,

               (C) the Person or business acquired is engaged in the Line of Business, and

               (D) the Borrower shall have delivered to the Administrative Agent and each Credit Party (1) notice thereof not less than ten days prior to the consummation of such Acquisition, and (2) a certificate of a Financial Officer thereof, in all respects reasonably satisfactory to the Administrative Agent and dated the date of such consummation, certifying that no Default has occurred and is continuing, and setting forth reasonably detailed calculations demonstrating compliance with Section 8.15 on a pro-forma basis (after giving effect to such Acquisition and based on the most recent financial statements delivered pursuant to

     Section 7.1) and such other information, documents and other items as the Administrative Agent or such Credit Party shall have reasonably requested; and

          (C) deposits in connection with potential Acquisitions, provided that
(i) such Acquisition would otherwise be permitted under this Section 8.5, but for the fulfillment by the Borrower of the conditions set forth in Section 8.5(b), (ii) no Default shall or would exist immediately before or after giving effect thereto, (iii) immediately after giving effect to each deposit, the aggregate amount of all outstanding deposits under this Section 8.5(c) does not exceed $1,000,000, and (iv) each such deposit (together with earnings thereon) is to be applied in full to the purchase price of the related Acquisition if such Acquisition is consummated, and (v) such deposit is invested in Cash Equivalents pending such application.

     8. 6. DISPOSITIONS

     The Borrower shall not, and shall not permit any Subsidiary or Simmons Lone Star to, sell, assign, lease, transfer or otherwise dispose of any property or assets, except:

          (A) (i) sales of inventory in the ordinary course of business (which shall not include the sale or other disposition Of any property of a License Subsidiary or all or substantially all of the Capital Stock or assets of any Broadcasting Station (including the Austin Station) or involve an FCC License of the Borrower, any Subsidiary or Simmons Lone Star) and sales of Unconsolidated Investments (other than any Capital Stock in Simmons Lone Star), (ii) sales, assignments, transfers or other dispositions of any property or assets that, in the reasonable opinion of the Borrower or such Subsidiary, as the case may be, are obsolete or no longer useful in the conduct of its business, and (iii) Cash Equivalents;

          (B) the sale by the Borrower of the Austin Station to Simmons Lone Star, PROVIDED THAT (i) the sales price therefor shall not he less than the fair market value thereof, (ii) if the Simmons Lone Star Note and the Simmons Lone Star Security Agreement shall not have been executed and delivered, the provisions of Section 8.4(e) shall be satisfied, (iii) if the Simmons Lone Star Note and the Simmons Lone Star Security Agreement shall have been executed and delivered, sales price shall be added to the principal amount thereof, and (iv) the Administrative Agent shall have received at least 5 Business Days' prior written notice thereof;

          (C) sales, assignments, leases, transfers or other dispositions by the Borrower, any Subsidiary or Simmons Lone Star not otherwise described in this
Section 8.6 (which shall not include the sale, assignment, lease, transfer or other disposition of (x) shares of Zions Stock held as Collateral or (y) any property of a License Subsidiary or (z) all or substantially all of the Capital Stock of any Subsidiary or assets of any Broadcasting Station or involve an FCC License of the Borrower or any Subsidiary, but which shall include the sale, assignment, lease, transfer or other disposition of all or substantially all of the Capital Stock of Simmons Lone Star (other than, in the case of a limited partner of Simmons Lone Star, a sale, assignment, lease, transfer or other disposition to such limited partner's immediate family members, heirs or beneficiaries, and any trusts established for the benefit of any of the foregoing), or the sale, assignment, lease, transfer or other disposition of all or substantially all of the assets of the Austin Station or involve an FCC License of Simmons Lone Star, each such non-excluded sale, assignment, lease, transfer or other disposition being referred to herein as a "DISPOSITION"), PROVIDED THAT
(i) immediately before and after giving effect to each such Disposition, no Default shall or would exist, (ii) except in the case of a Disposition by Simmons Lone Star (or its partners) as set forth above, 75% of the total consideration received or to be received therefor by the Borrower or any Subsidiary shall be payable in cash or Cash Equivalents on or before the closing thereof and shall not be less than the fair market value thereof as reasonably determined by the Managing Person of the Borrower or such Subsidiary, as the case may be, and (iii) the Administrative Agent and the Lenders shall have received (A) written notice thereof not less than ten Business Days prior to each such Disposition, and (B) a certificate in respect thereof signed by a duly authorized officer of the Borrower identifying the property or other asset subject to such Disposition, and certifying that the consideration received or to be received by the Borrower, such Subsidiary or Simmons Lone Star, as the case may be, for such property has been determined by the Managing Person thereof to be not less than the fair market value of such property and certifying as to the total consideration to be paid in respect of such Disposition, together with estimates of items to be deducted therefrom in arriving at the Net Cash Proceeds thereof.

     8.7. RESTRICTED PAYMENTS

          The Borrower shall not, and shall not permit any Subsidiary to, declare, pay or make any dividend or other distribution, direct or indirect, on account of any Capital Stock issued by such Person now or hereafter outstanding (other than a dividend payable solely in shares or other units of such Capital Stock to the holders of such shares or other units) or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any shares of any class of its Capital Stock now or hereafter outstanding (collectively, "RESTRICTED PAYMENTS"), except:

          (A) Restricted Payments made by any Subsidiary (other than a License Subsidiary) to the Borrower or any Subsidiary Guarantor;

          (B) dividends paid by the Borrower, PROVIDED THAT (i) immediately before and after giving effect thereto no Default shall or would exist, (ii) the maximum amount of dividends which may be paid in any fiscal year shall not exceed an amount equal to $1,000,000 minus the amount of Restricted Payments made during such fiscal year by Simmons New Mexico pursuant to Section 8.7(d),
(iii) no dividends may be paid pursuant to this subsection (b) in respect of either the fiscal year ended December 31, 2001 or the fiscal year ended December 31, 2002, if on March 31st of the immediately succeeding fiscal year, the Leverage Ratio is greater than 3.00:1.00, and (iv) an amount equal to any dividends paid under this subsection (b) shall be applied to the prepayment of the Facility B Loans and the permanent reduction of the Facility B Commitment pursuant to Section 2.4(b)(iii);

          (C) PROVIDED THAT immediately before and after giving effect thereto no Default shall or would exist the Borrower may repurchase shares of its preferred stock (i) at any time after the Effective Date for an aggregate amount not in excess of $440,000, and (ii) immediately prior to, or contemporaneously with, the consummation of an initial public offering by the Borrower, for an aggregate amount not in excess of $880,000; and

          (D) PROVIDED THAT immediately before and after giving effect thereto no Default Shall or would exist, Simmons New Mexico may declare and pay dividends on shares of its (i) preferred stock in any fiscal quarter in an amount not in excess of $35,000 and (ii) common stock in any fiscal quarter in an amount not in excess of 20% of Simmons New Mexico Cash Flow for such fiscal quarter.

     8. 8. HEDGING AGREEMENTS

          The Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedging Agreements, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

     8.9. SALE AND LEASE-BACK TRANSACTIONS

          The Borrower shall not, and shall not permit any Subsidiary to, enter into an arrangement with any Person or group of Persons providing for the renting or leasing by the Borrower or any Subsidiary of any property or asset which has been or is to be sold or transferred by the Borrower or any Subsidiary to any such Person.

     8.10. LINES OF BUSINESS; LICENSE SUBSIDIARIES

          (A) The Borrower shall not, and shall not permit any Subsidiary to, engage in any business other than the Line of Business.

          (B) Neither the Borrower nor any Subsidiary shall permit any License Subsidiary to engage in any business other than (i) owning, holding and maintaining in full force and effect the FCC Licenses and other assets transferred to such License Subsidiary and (ii) performing the obligations of such License Subsidiary under the applicable License Subsidiary Management Agreement.

     8.11. TRANSACTIONS WITH AFFILIATES

          The Borrower shall not, and shall not permit any Subsidiary to, become a party to any transaction with an Affiliate, unless the Borrower's or such Subsidiary's Managing Person shall have determined that the terms and conditions relating thereto are as favorable to the Borrower or such Subsidiary as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate.

     8.12. AMENDMENTS, ETC. OF CERTAIN AGREEMENTS

          The Borrower shall not, and shall not permit any Subsidiary to, enter into or agree to any amendment, modification or waiver of any term or condition of its Organizational Documents, the Simmons New Mexico Shareholders' Agreement or any of the License Subsidiary Management Agreements in any way which could reasonably be expected to have a Material Adverse effect.

     8.13. USE OF PROCEEDS

          (A) FACILITY A LOANS. The Borrower shall not use the proceeds of Facility A Loans for any purpose other than (i) to repay the Terminating Bank Debt, (ii) to pay the reasonable out-of-pocket fees and expenses incurred by the Borrower in connection with the Transactions, (iii) to Pay the Fees, (iv) to make Capital Expenditures, (v) to repay Facility B Loans and (vi) for the Borrower's working capital and general corporate purposes not inconsistent with the provisions hereof, and (vii) to make Restricted Payments and Investments permitted by this Agreement.

          (B) FACILITY B LOANS. The Borrower shall not use the proceeds of Facility B Loans for any purpose other than (i) to repay the Terminating Bank Debt, (ii) to pay the reasonable out-of-pocket fees and expenses incurred by the BORROWER in connection with the Transactions, (iii) to pay the Fees, (iv) to make Capital Expenditures, and (v) for the Borrower's working Capital and general corporate purposes not inconsistent with the provisions hereof, (vi) to repay Facility A Loans and (vii) to make Restricted Payments and Acquisitions permitted by this Agreement.

          (C) IN GENERAL. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (within the meaning of Regulation
U) or for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or X.

     8.14. RESTRICTIVE AGREEMENTS

          The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any such Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower, PROVIDED THAT the foregoing shall not apply to (A) restrictions and conditions imposed by applicable law or by this Agreement or (B) restrictions and conditions existing on the Effective Date identified on Schedule 8.14.

     8.15. FINANCIAL COVENANTS

          (A) TOTAL LEVERAGE RATIO.

                    (I) Prior to the completion by the Borrower of a Qualified Equity Offering and a Permitted Diversifying Acquisition, the Borrower shall not permit the Leverage Ratio at any time during the periods set forth below to exceed the ratio set forth below with respect to the applicable period set forth below:

                  PERIOD                                      RATIO
                  -------                                     -------
                  Effective Date through
                  December 30, 1998                           5.00:1.00

                  December 31, 1998 through
                  December 30, 1999                           4.50:1.00

                  December 31, 1999 through
                  December 30, 2000                           4.00:1.00


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


                  December 31, 2000 through
                  December 30, 2001                           3.50:1.00

                  December 31, 2001 and
                  thereafter                                  3.00:1.00;

                    (II) On and after the completion by the Borrower of a Qualified Equity Offering and a Permitted Diversifying Acquisition, the Borrower shall not permit the Leverage Ratio at any time during the periods set forth below to exceed the ratio set forth below with respect to the applicable period set forth below:

                  PERIOD                                      RATIO
                  -------                                     ------
                  Effective Date through
                  December 30, 1998                           6.00:1.00

                  December 31, 1998 through
                  December 30, 1999                           5.50:1.00

                  December 31, 1999 through
                  December 30, 2000                           5.00:1.00

                  December 31, 2000 through
                  December 30, 2001                           4.50:1.00

                  December 31, 2001 and
                  thereafter                                  4.00:1.00.

          (B) INTEREST COVERAGE RATIO. The Borrower shall not permit the Interest Coverage Ratio, as of the last day of any fiscal quarter during the periods set forth below, to be less the ratios set forth below with respect to the applicable period:

                  Effective Date through
                  December 30, 1998                           1.75:1.00

                  December 31, 1998 and
                  thereafter                                  2.50:1.00.

          (C) FIXED CHARGES RATIO. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.10:1.00.

     8.16. PREPAYMENTS OF INDEBTEDNESS

          The Borrower shall not, and shall not permit any Subsidiary, to prepay or obligate itself to prepay, in whole or in part, any Indebtedness (other than Indebtedness under the Loan Documents).

     8.17. CONCERNING SIMMONS SATELLITE, INC. AND ITS SUBSIDIARIES

          The Borrower shall not permit Simmons Satellite, Inc. or any of its Subsidiaries to be engaged in the active conduct of a trade or business.


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


ARTICLE 9. DEFAULTS

     9.1. EVENTS OF DEFAULT

          The following shall each constitute an "EVENT OF DEFAULT" hereunder:

          (A) the failure of the Borrower to make any payment of principal on any Loan when due and payable; or

          (B) the failure of the Borrower to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document or otherwise to the Administrative Agent with respect to the loan facilities established hereunder within three Business Days of the date when due and payable; or

          (C) the failure of the Borrower to observe or perform any covenant or agreement contained in Section 7.3(i), 7.9, 7.10, 7.11, 7.12 or Article 8; or

          (D) the failure of any Loan Party to observe or perform any other term, covenant, or agreement contained in any Loan Document to which it is a party and such failure shall have continued unremedied for a period of 30 days after such Loan Party shall have obtained knowledge thereof; or

          (E) any representation or warranty made by any Loan Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

          (F) the failure of any Loan Party to make any payment (whether of principal or interest and regardless of amount) in respect of Material Liabilities when due or within any grace period for the payment thereof; or

          (G) any event or condition occurs that results in any Material Liability becoming or being declared to be due and payable prior to the scheduled maturity thereof, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Liability or any trustee or agent on its or their behalf to cause any Material Liability to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to the scheduled maturity thereof (in each case after giving effect to any applicable grace period); or

          (H) any Loan Party or Simmons Lone Star shall (i) suspend or discontinue its business (except to the extent permitted by Section 7,3), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction,
(viii) petition or apply to any tribunal for any


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


receiver, custodian or any trustee for any substantial part of its property,
(ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek; approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of any Loan Party or Simmons Lone Star; or

          (I) an (i) order or decree is entered by a court having jurisdiction
(A) adjudging any Loan Party or Simmons Lone Star bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Loan Party or Simmons Lone Star under the bankruptcy or insolvency laws of any jurisdiction,
(C) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Loan Party or Simmons Lone Star or of any substantial part of the property of any thereof, or (D) ordering the winding up or liquidation of the affairs of any Loan Party or Simmons Lone Star, and any such decree or order continues unstayed and in effect for a period of 45 days or (ii) order for relief is entered under the bankruptcy or insolvency laws of any jurisdiction or any other; or

          (J) judgments or decrees against the Borrower or any Subsidiary aggregating in excess of $1,000,000 (unless adequately insured by a solvent unaffiliated insurance company which has acknowledged coverage) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

          (K) any Loan Document shall cease, for any reason, to be in full force and effect (other than in accordance with its terms), or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder; or

          (L) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on, and security interest in, any Collateral, with the priority required by the applicable Security Document, except as a result of a Disposition thereof to the extent permitted under the Loan Documents; or

          (M) an ERISA Event shall have occurred that, in the opinion of the Required Lenders; when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries which would, individually or in the aggregate, have a Material Adverse effect; or

          (N) the failure of Simmons Lone Star to pay (i) principal of the Simmons Lone Star Note when due (by demand or otherwise) or (ii) interest thereon within 3 Business Days when due; or

          (O) the occurrence of an Event of Default under and as defined in the Simmons Lone Star Security Agreement;

          (P) Roy Simmons, any of his immediate family members, any of his heirs or beneficiaries, and any trusts established for the benefit of any of the foregoing shall cease to own in the aggregate at least 80% of the voting interests in the Borrower, free and clear of all Liens.

     9.2. CONTRACT REMEDIES

          (A) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

               (I) in the case Of an Event of Default specified in Section 9. l(h) or 9. l(i), without declaration or notice to the Borrower, all of the Commitments shall immediately and automatically terminate, and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and

               (II) in all other cases, upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare all of the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, and/or declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, the Administrative Agent
(i) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (ii) may exercise any and all rights and remedies provided to the Administrative Agent by the Loan Documents. Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives, presentment, demand, protest and all other notices of any kind in connection with the Loan Documents are hereby expressly waived. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

          (B) In the event that all of the Commitments shall have been terminated or the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, subject to Section 6.2 of the Security Agreement, any funds received by any Credit Party from or on behalf of the Borrower (except funds received by any Lender as a result of a purchase from any other Lender pursuant to Section 2.7(c)) shall be remitted to, and applied by, the Administrative Agent in the following manner and order:

               (I) FIRST, to the payment of interest on, and then the principal portion of, any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or any Loan Party;

               (II) SECOND, to reimburse the Administrative Agent and the Lenders, in that order, for any expenses due from the Borrower pursuant to the provisions of Section 11.4,

               (III) THIRD, to the payment of the Fees, pro rata according to the Fees due and owing to the Administrative Agent and the Lenders,

               (IV) FOURTH, to the payment of any other fees, expenses or other amounts (other than the principal of and interest on the Loans) payable by the Loan Parties to the Credit Parties under the Loan Documents,

               (V) FIFTH, to the payment, pro rata according to the Total Percentage of each Lender, of interest due on the Facility B Loans,

               (VI) SIXTH, to the payment, pro rata according to the Total Percentage of each Lender, of interest due on the Facility A Loans,

               (VII) SEVENTH, TO the payment to the Lenders of, and on a pro rata basis in accordance with, the unpaid principal amount of the Facility B Loans,

               (VIII) EIGHTH, to the payment to the Lenders of, and on a pro rata basis in accordance with, the unpaid principal amount of the Facility A Loans,

               (IX) NINTH, to the payment of each amount then due and payable under each Secured Hedging Agreement, and

               (X) TENTH, any remaining funds shall be paid to the Borrower or as a court of competent jurisdiction shall direct.

     9.3. LIQUIDATION OF ZIONS STOCK

          The Credit Parties agree that if the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have become due and payable and the Borrower shall not have paid the full amount due, notwithstanding anything in any Loan Document to the contrary, the Administrative Agent and the Credit Parties shall not exercise their rights to dispose of the Zions Stock constituting Collateral prior to the time set forth below:

               (I) in the case of a payment default on the Facility A Maturity Date, the Administrative Agent and the Credit Parties may exercise their rights to dispose of the Zions Stock constituting Collateral at any time; and

               (II) except as provided in clause (i) above:

                    (A) if, at the time of the acceleration of the Loans, the Aggregate Facility A Exposure is less than or equal to 45% of Zions Stock Value, the Administrative Agent and the Credit Parties shall not exercise their rights to

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


     dispose of the Zions Stock constituting Collateral until 48 hours thereafter, PROVIDED, HOWEVER, that if at any time during such 48 hour period, the Aggregate Facility A Exposure is greater than 45 % of Zions Stock Value, the Administrative Agent and the Credit Parties shall be free to exercise their rights to dispose of the Zions Stock constituting Collateral at any time, and

                    (B) if, at the time of the acceleration of the Loans, the Aggregate Facility A Exposure is greater than 45% of Zions Stock Value, the Administrative Agent and the Credit Parties shall be free to exercise their rights to dispose of the Zions Stock constituting Collateral at any time.

ARTICLE 10.       THE ADMINISTRATIVE AGENT

     10.1. APPOINTMENT

          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     10.2. INDIVIDUAL CAPACITY

          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any Subsidiary, or any Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

     10.3. EXCULPATORY PROVISIONS

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (1) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (2) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.1), and (3) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.1) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or another Credit Party and the Administrative Agent Shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreements, instrument or document, or (v) the satisfaction of any condition set forth in Articles 5 or 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     10.4. RELIANCE BY ADMINISTRATIVE AGENT

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     10.5. RELIANCE BY ADMINISTRATIVE AGENT

          The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, PROVIDED THAT no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     10.6. RESIGNATION; SUCCESSOR ADMINISTRATIVE AGENT

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 10.6, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor; After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 11.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective

Related Parties in respect of any actions taken or permitted to be taken by any of them while it was acting as Administrative Agent.

     10.7. NON-RELIANCE ON OTHER CREDIT PARTIES

          Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     10.8. SYNDICATION AGENT

          The Syndication Agent shall have no duties or obligations under the Loan Documents in its capacity as Syndication Agent. The Syndication Agent in such capacity shall be entitled to the same protections, indemnities and rights, and subject to the same standards with respect to its actions, inactions and duties, as the Administrative Agent.

ARTICLE 11.       OTHER PROVISIONS

     11.1. AMENDMENTS AND WAIVERS

          (A) No failure to exercise and no delay in exercising, on the part of any Credit Party, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other, right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

          (B) Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Lenders, the Administrative Agent and the appropriate parties to the Loan Documents (other than the other Credit Parties) may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required lenders, the Administrative Agent on behalf of the other Credit Parties, may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences; PROVIDED, HOWEVER, that no such amendment, supplement, modification, waiver or consent shall:

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


               (I) increase the Commitments of any Lender, without such Lender's consent;

               (II) unless agreed to by each Credit Party affected thereby, (A) reduce the principal amount of any Loan, or reduce the rate of interest thereon, or reduce any fees or other obligations payable under the Loan Documents or (B) extend any date (including the Facility A Maturity Date and the Facility B Maturity Date) fixed for the payment of any principal of or interest on any Loan, any fees, or any other obligation payable under the Loan Documents;

               (III) unless agreed to by all of the Lenders, (A) increase the Aggregate Commitments (other than in accordance with Section 2.3(e)), (B) change the definition of "REQUIRED LENDERS" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (C) change Section 2.7 in a manner that would alter the pro rata sharing of payments required thereby, (D) extend the time required for, or reduce the amount of, any scheduled mandatory reduction of the Aggregate Facility B Commitment pursuant to Section 2.3(b); (E) consent to any assignment or delegation by any Loan Party of any of its rights or obligations under any Loan Document, (F) release any Subsidiary Guarantor from its obligations under the this Agreement (except as expressly provided therein or as a result of the termination of the existence of such Subsidiary Guarantor in a transaction permitted by Sections 8.3, 8.4 or 8.6), or release any of the Collateral from the Liens of the Security Documents (except as may be expressly permitted thereunder or in connection with a transaction permitted by Sections 8.3, 8.4 or 8.6); and

               (IV) unless agreed to by the Administrative Agent, amend, modify or otherwise affect the rights or duties of the Administrative Agent under the Loan Documents.

          Any such amendment, supplement, modification, waiver or consent shall apply equally to each Credit Party and shall be binding upon each Credit Party and each Loan Party to the applicable Loan Document, and upon all future holders of the Notes. In the case of any waiver, the Credit Parties and each Loan Party to the applicable Loan Document shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon.

     11.2. NOTICES

          All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided therein, shall be deemed to have been duly given or made when delivered by hand, one Business Day after having been sent by overnight courier service, or when deposited in the mail, first-class postage prepaid, or, in the case of notice by facsimile, when sent, to the last address (including telephone and facsimile numbers) for such party specified by such party in a written notice delivered to the Administrative Agent and the Borrower or, if no such written notice was so delivered, as follows:

          (A) in the case of any Loan Party, to such Loan Party c/o Simmons Media Group, Inc., 10 East South Temple, Suite 1000, Salt Lake City, UT 84133;
Attention: President, Telephone: (801) 322-2500; Facsimile: (801) 323-9414, with a copy to Simmons Media Group, Inc., 121 West Torrance Blvd., Suite 103, Redondo Beach, CA 90277, Attention: Bruce Thomas, Chief Financial Officer, Telephone:
(310) 798-5655, Facsimile: (310) 798-9996;

          (B) in the case of the Administrative Agent, to The Bank of New York, Agency Function Administration, One Wall Street, 18th Floor, New York, NY 10286;
Attention: Geneveso Caviness, Telephone: (212) 635-4694, Facsimile (212) 635-6365 or 6366 or 6367; with a copy to: The Bank of New York, One Wall Street, 16th Floor, New York, NY 10286, Attention: Stephen M. Nettler, Assistant Vice President, Telephone: (212) 635-8699, Facsimile (212) 635-8593;

          (C) in the case of a Lender, at its address set forth on its signature page hereto or, in the Assignment or Acceptance Agreement or other instrument pursuant to which it became a Lender;

PROVIDED, HOWEVER, that any notice, request or demand by the Borrower pursuant to Sections 2.2, 2.3, 2.4 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

     11.3. SURVIVAL

          All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

     11.4. EXPENSES; INDEMNITY

          (A) The Borrower agrees, on demand therefor and whether any Loan is made (i) to pay or reimburse the Administrative Agent and its Related Parties for all reasonable out-of-pocket expenses incurred thereby, including the reasonable fees, charges and disbursements of counsel, in connection with the development, preparation, execution, syndication and administration of, the Loan Documents (including any amendment, supplement or other modification thereto (whether or not executed or effective)), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby and (ii) to pay or reimburse each Credit Party for all of its costs and expenses, including reasonable fees and disbursements Of counsel, incurred in connection with (A) the protection or enforcement of its rights under the Loan Documents, including any related collection proceedings and any negotiation, restructuring or "WORK-OUT", and (B) the enforcement of this Section.

          (B) The Borrower shall, on demand therefor, indemnify each Credit Party and each of their respective Related Parties (each, an "INDEMNIFIED PERSON") against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel, incurred by or asserted against any Indemnified Person in connection with or in any way arising out of any Loan Document or any Transaction, including as a result of (i) any breach by the Borrower of the terms of any Loan Document, the use of proceeds of any Loan or any action or failure to act on the part of the Borrower, (ii) the consummation or proposed consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability in respect of any Environmental Law related in any way to the Borrower or any of its Subsidiaries, (v) any action or failure to act on the part of the Borrower or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (collectively, the "INDEMNIFIED LIABILITIES"), PROVIDED THAT such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnified Person.

          (C) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any of its Affiliates under subsections (a) or (b) of this Section 11.4, each Lender severally agrees, on demand therefor, to pay to the Administrative Agent such Lender's Total Percentage of such amount (determined as of the time that the applicable unreimbursed expense or Indemnified Liability is sought).

          (D) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any indemnified Person for any special, indirect, consequential or punitive damages (whether accrued and whether known or suspected to exist in its favor) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby or any Loan or the use of the proceeds thereof.

     11.5. SUCCESSORS AND ASSIGNS

          (A) The Loan Documents shall be binding upon and inure to the benefit of each of the parties thereto, and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent Of each Credit Party (and any such attempted assignment or transfer without such consent shall be null and void).

          (B) Each Lender may assign all or a portion of its rights and obligations under the Loan Documents to (i) any Subsidiary or Affiliate of such Lender, (ii) any other Lender or Affiliate of such other Lender, or (iii) with the consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed and, in the case of the Borrower's consent, shall not be required during the continuance of an Event of Default), to any other Eligible Institution, PROVIDED THAT:

               (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Facility A Commitment or Facility B Commitment, as the case may be, the amount of the Facility A Commitment or the Facility B Commitment, as the case may be, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; and

               (B) the assignor and such assignee shall deliver to the Administrative Agent three copies of an Assignment and Acceptance Agreement executed by each of them, along with an assignment fee in the sum of $3,500 for the account of the Administrative Agent and, if the assignee is not then a Lender and is a Foreign Credit Party, the documents required by
     Section 3.7(c).

Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement together with the assignment fee therefor and the consents required to such assignment, if required, the Administrative Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement in the appropriate place, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Borrower. From and after the Assignment Effective Date specified in, and as defined in, such Assignment and Acceptance Agreement, the assignee thereunder shall, unless already a Lender, become a party hereto and shall, for all purposes of the Loan Documents, be deemed a "LENDER" AND, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents. The Borrower agrees that, if requested, in connection with each such assignment, it shall at its own cost and expense execute and deliver to the Administrative Agent or such assignee a Note, each payable to the order of such assignee and dated the Effective Date. The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement.

          (C) Each Lender may grant participations in all or any part of its rights and OBLIGATIONS under the Loan Documents to one or more Eligible INSTITUTIONS, PROVIDED THAT (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parTIES TO this Agreement and the other LOAN Documents for the performance of such obligations, (iii) the Borrower and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, (iv) the granting of such participation does not require that any additional loss, cost or expense be borne by the Borrower at any time, and (v) the voting rights of any holder of any participation shall be limited to decisions that in accordance with Section 11,1 require the consent of all of the Lenders.

          (D) Subject to subsection (e) below, any Lender may at any time assign all or any portion of its rights under any Loan Document to any Federal Reserve Bank.

          (E) Except to the extent of any assignment pursuant to subsection (b) above, no Lender shall be relieved of any of its obligations under the Loan Documents as a result of any assignment of or granting of participations in, all or any part of its rights and obligations under the Loan Documents.

     11.6. COUNTERPARTS; INTEGRATION

          Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile shall be effective as delivery of a manually executed counterpart of such Loan Document. The Loan Documents and any separate letter agreements between the Borrower and a Credit Party with respect to fees embody the entire agreement and understanding among the Loan Parties and the Credit Parties with respect to the subject matter thereof and supersede all prior agreements and understandings among the Loan Parties and the Credit Parties with respect to the subject matter thereof,

     11.7. SEVERABILITY

          Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

     11.8. GOVERNING LAW

          THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     11.9. JURISDICTION; SERVICE OF PROCESS

          Each party to a Loan Document hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any Such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Loan Party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a Credit Party may otherwise have to bring any action or proceeding relating to Loan Documents against the Borrower or its properties in the courts of any jurisdiction. Each party to a Loan Document hereby irrevocably consents to service of process in the manner provided for notices in Section
11.2. Nothing in this Agreement will affect the right of any party to a Loan Document to serve process in any other manner permitted by law.

     11.10. WAIVER OF TRIAL BY JURY

          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

ARTICLE 12.       SUBSIDIARY GUARANTEE

          The Subsidiary Guarantors agree that, so long as any Commitment is in effect and until the principal of, and interest on, each Loan, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

     12.1. GUARANTEE

          (A) Subject to Section 12.1(b), each Subsidiary Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations. The agreements of each Subsidiary Guarantor under this
Article 12 constitute a guarantee of payment, and no Credit Party shall have any obligation to enforce any Loan Document or exercise any right or remedy with respect to any collateral security thereunder by any action, including making or perfecting any claim against any Person or any collateral security for any of the Borrower Obligations prior to being entitled to the benefits of this Agreement. The Administrative Agent may, at its option, proceed against the Subsidiary Guarantors, or any one or more of them, in the first instance, to enforce the Guarantor Obligations without first proceeding against the Borrower or any other Person, and without first resorting to any other rights or remedies, as the Administrative Agent may deem advisable. In furtherance hereof, if any Credit Party is prevented by law from collecting or otherwise hindered from collecting or otherwise enforcing any Borrower Obligation in accordance with its terms, such Credit Party shall be entitled to receive hereunder from the Subsidiary Guarantors after demand therefor, the sums that would have been otherwise due had such collection or enforcement not been prevented or hindered.

          (B) Notwithstanding anything to the contrary contained herein, the maximum aggregate amount of the obligations of each Subsidiary Guarantor hereunder shall not, as of any date of determination, exceed the lesser of (i) the greatest amount that is valid and enforceable against such Subsidiary Guarantor under principles of New York State contract law, and (ii) the greatest amount that would not render such Subsidiary Guarantor's liability hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liability (A) in respect of intercompany indebtedness to the Borrower or any affiliate or subsidiary of the Borrower, to the extent that such intercompany indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder, and (B) under any guarantee of (1) senior unsecured indebtedness, or (2) indebtedness subordinated in right of payment to any Borrower Obligation, in either case that contains a limitation as to maximum liability similar to that set forth in this Section 12.1(b) and pursuant to which the liability of such Subsidiary Guarantor hereunder is included in the liabilities taken into account in determining such maximum liability) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to applicable law or any agreement providing for an equitable allocation among such Subsidiary Guarantor and other affiliates or subsidiaries of the Borrower of obligations arising under guarantees by such parties.

          (C) Each Subsidiary Guarantor agrees that the Guarantor Obligations may at any time and from time to time exceed the maximum aggregate amount of the obligations of such Subsidiary Guarantor hereunder without impairing this Agreement or affecting the rights and remedies of any Credit Party hereunder.

     12.2. ABSOLUTE OBLIGATION

          Subject to Section 12.5(c), no Subsidiary Guarantor shall be released from liability hereunder unless and until the Commitments have terminated and either (i) the Borrower shall have paid in full the outstanding principal balance of the Loans, together with all accrued and unpaid interest thereon, and all other amounts then due and owing under the Loan Documents, or (ii) the Guarantor Obligations of such Subsidiary Guarantor shall have been paid in full in cash. Each Subsidiary Guarantor acknowledges and agrees that (a) no Credit Party has made any representation or warranty to such Subsidiary Guarantor with respect to the Borrower, any of its Subsidiaries, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any other matter whatsoever, and (b) such Subsidiary Guarantor shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (A) the validity or enforceability of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or the collectability of any of the Borrower Obligations, (B) the preference or priority ranking with respect to any of the Borrower Obligations, (C) the existence, validity, enforceability or perfection of any security interest or collateral security under any Loan Document, or the release, exchange, substitution or loss or impairment of any such security interest or collateral security, (D) any failure, delay, neglect or omission by any Credit Party to realize upon or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any of the Borrower Obligations, (E) the existence or exercise of any right of set-off by any Credit Party, (F) the existence, validity or enforceability of any other guarantee with respect to any of the Borrower Obligations, the liability of any other Person in respect of any of the

Borrower Obligations, or the release of any such Person or any other guarantor of any of the Borrower Obligations, (G) any act or omission of any Credit Party in connection with the administration of any Loan Document or any of the Borrower Obligations, (H) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any Person, (I) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the Borrower Obligations, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any Person, (I) any law, regulation or decree now or hereafter in effect that might in any manner affect any of the terms or provisions of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any of the Borrower Obligations, or that might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any of the Borrower's obligations and liabilities (including the Borrower Obligations),
(K) the merger or consolidation of the Borrower into or with any Person, (L) the sale by the Borrower of all or any part of its assets, (M) the fact that at any time and from time to time none of the Borrower Obligations may be outstanding or owing to any Credit Party, (N) any amendment or modification of, or supplement to, any Loan Document, or (O) any other reason or circumstance that might otherwise constitute a defense available to or a discharge of the Borrower in respect of its obligations or liabilities (including the Borrower Obligations) or of such Subsidiary Guarantor in respect of any of the Guarantor Obligations (other than by the performance in full thereof).

     12.3. REPAYMENT IN BANKRUPTCY, ETC.

          If, at any time or times subsequent to the payment of all or any part of the Borrower Obligations or the Guarantor Obligations, any Credit Party shall be required to repay any amounts previously paid by or on behalf of the Borrower or any Subsidiary Guarantor in reduction thereof by virtue of an order of any court having jurisdiction in the premises, including as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Subsidiary Guarantors unconditionally agree to pay to the Administrative Agent, within 10 days after demand, a sum in cash equal to the amount of such repayment, together with interest on such amount from the date of such repayment by such Credit Party to the date of payment to the Administrative Agent at the applicable after-maturity rate set forth in Section 3.1 (b).

     12.4. ADDITIONAL SUBSIDIARY GUARANTORS

          Upon the execution and delivery to the Administrative Agent of a Guarantee Supplement by any Person, appropriately acknowledged, such Person shall be a Subsidiary Guarantor.

     12.5. MISCELLANEOUS

          (A) Each Subsidiary Guarantor agrees that any statement of account with respect to the Borrower Obligations from any Credit Party that binds the Borrower shall also be binding upon such Subsidiary Guarantor, and that copies of said statements of account maintained in the regular course of such Credit Party's business may be used in evidence against such Subsidiary Guarantor in order to establish its Guarantor Obligations.

          (B) Subject to the limitations set forth in Section 12.1(b), the Guarantor Obligations shall be joint and several.

          (C) Notwithstanding anything to the contrary contained herein, on and as of the date of any merger, consolidation, Acquisition or Disposition permitted by Section 8.3, 8.5 or 8.6, as the case may be, that shall result in any Subsidiary Guarantor ceasing to be a Subsidiary, such Subsidiary Guarantor shall, without the consent of any Credit Party, cease to be a Subsidiary Guarantor and shall have no further liability hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Credit and Guarantee Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                           SIMMONS MEDIA GROUP, INC.

                           By:
                              --------------------------------------------------
                           Name: Bruce W. Thomas
                           Title: Executive Vice President


                           SIMMONS NEW MEXICO, INC.

                           By: /s/ DAVID E. SIMMONS
                              -----------------------------------------
                           Name: David E. Simmons
                           Title: Chairman


                           SIMMONS OUTDOOR MEDIA, INC.

                           By:
                              --------------------------------------------------
                           Name: Bruce W. Thomas
                           Title: Treasurer

                           SIMMONS NEW MEDIA, L.C.


                           By:
                              --------------------------------------------------
                           Name: Bruce W. Thomas
                           Title: Manager


                           NEWSLINE, L.C.

                           By: Simmons New Media, L.C.,
                           Managing Member

                           By:
                              --------------------------------------------------
                           Name: Bruce W. Thomas
                           Title: Manager

          IN WITNESS WHEREOF, the parties hereto have caused this Credit and Guarantee Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                            SIMMONS MEDIA GROUP, INC.

                            By:      /s/ BRUCE W. THOMAS
                               ------------------------------------------------
                            Name: Bruce W. Thomas
                            Title: Executive Vice President


                            SIMMONS NEW MEXICO, INC.

                            By:
                               -------------------------------------------------
                            Name: David E. Simmons
                            Title: Chairman


                            SIMMONS OUTDOOR MEDIA, INC.

                            By:      /s/ BRUCE W. THOMAS
                               ------------------------------------------------
                            Name: Bruce W. Thomas
                            Title: Treasurer

                            SIMMONS NEW MEDIA, L.C.


                            By:      /s/ BRUCE W. THOMAS
                               -----------------------------------------------
                            Name: Bruce W. Thomas
                            Title: Manager

                            NEWSLINE, L.C.

                            By: Simmons New Media, L.C.,
                            Managing Member

                            By:      /s/ BRUCE W. THOMAS
                               -------------------------------------------------
                            Name: Bruce W. Thomas
                            Title: Manager

          SIMMONS MEDIA GROUP, INC. CREDIT AND GUARANTEE AGREEMENT

                              THE BANK OF NEW YORK,
                              Individually and as Administrative Agent


                              By:      /s/ STEPHEN M. NETTLER
                                 -----------------------------------------------
                              Name: Stephen M. Nettler
                              Title: Assistant Vice President

                              Facility A Commitment: $10,000,000
                              Facility B Commitment: $15,000,000


                              ADDRESS FOR NOTICES
                              ---------------------
                              The Bank of New York
                              Agency Function Administration
                              One Wall Street
                              18th Floor
                              New York, NY 10286
                              Attention: Geneveso Caviness
                              Telephone: (212) 635-4694
                              Facsimile: (212) 635-6365 or 6366 or 6367

                              with a copy to:

                              The Bank of New York
                              One Wall Street
                              16th Floor
                              New York, NY 10286
                              Attention:        Stephen M. Nettler,
                                                Assistant Vice President
                              Telephone: (212) 635-8693
                              Facsimile: (212) 635-8593

          SIMMONS MEDIA GROUP, INC. CREDIT AND GUARANTEE AGREEMENT

                               NATIONSBANK, N.A.,
                               Individually and as Syndication Agent

                               By:      /s/ PAMELA S. KURTZMAN
                                  -----------------------------------------
                               Name: Pamela S. Kurtzman
                               Title: Vice President

                               Facility A Commitment: $10,000,000
                               Facility B Commitment: $15,000,000

                               ADDRESS FOR NOTICES
                               ---------------------
                               NationsBank, N.A.
                               901 Main Street
                               64th Floor
                               Dallas, Texas 75202
                               Attention: Pamela S. Kurtzman
                               Telephone: (214) 508-0997
                               Facsimile: (214) 508-9390